Filed Pursuant to Rule 424(b)(3)

Registration No. 333-293424

PROSPECTUS

Mobile Global Esports, Inc.

Up to 100,000,000 shares of Common Stock

Pursuant to this prospectus, ClearThink Capital Partners, LLC (the “Selling Stockholder”) is offering on a resale basis up to 100,000,000 shares of common stock, par value $0.0001 per share of Mobile Global Esports, Inc. (the “Company”). The shares of common stock to which this prospectus relates consist of shares (the “Purchase Shares”) that have been or may be issued by us to the Selling Stockholder pursuant to a Securities Purchase Agreement, dated as of December 1, 2025, by and between us and the Selling Stockholder (the “Purchase Agreement”), establishing an equity line of credit. We may elect, in our sole discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to issue and sell to the Selling Stockholder the Purchase Shares, from time to time from and after the date of commencement of sales of common stock (the “Commencement Date”) under the Purchase Agreement, and subject to applicable stock exchange rules at a purchase price per share equal to the price per share of common stock purchased shall equal 85% of the lowest daily closing price during the Valuation Period (as defined in the Purchase Agreement).

The actual number of shares of our common stock issuable will vary depending on the then-current market price of shares of our common stock sold to the Selling Stockholder under the Purchase Agreement, but will not exceed the number set forth in the preceding paragraphs unless we file an additional registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (“SEC”), and we obtain the approval of the issuance of shares of common stock by our stockholders in accordance with the applicable stock exchange rules.

Under the terms of the Purchase Agreement, and as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder, we shall not issue or sell, and the Selling Stockholder shall not purchase or acquire, any shares of common stock which, when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates, would result in the Selling Stockholder beneficially owning more than 9.99% of the then issued and outstanding shares of common stock.

Our common stock is listed on the OTC Pink Sheets under the symbol “MGAM.” On February 11, 2026, the last reported sales price of our common stock on the OTC Pink Sheets was $0.097 per share.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Stockholder. Assuming the closing price per share of $0.10, which was the closing price of our common stock on February 6, 2026, we will receive up to $10 million in aggregate gross proceeds. The actual proceeds from the Selling Stockholder may be more or less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

The Selling Stockholder may offer, sell or distribute all or a portion of the shares of our common stock acquired under the Purchase Agreement and hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to its sale of shares of our common stock. See “Plan of Distribution” on page 20 for more information about how the Selling Stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The Selling Stockholder is an underwriter under the Securities Act with respect to the resale of shares held by it.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 20, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholder, from time to time, of up to an aggregate of 100,000,000 shares of common stock. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the Selling Stockholder.

You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholder is not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

INDUSTRY AND MARKET DATA

This prospectus includes market, industry, and demographic data and forecasts obtained from third-party sources, including independent industry publications, market research firms, industry associations, and publicly available information. These data and forecasts involve assumptions and estimates and are subject to inherent uncertainties and limitations.

While we believe the information obtained from these third-party sources is reliable and that the assumptions and estimates underlying it are reasonable, we have not independently verified the accuracy or completeness of this information. In addition, projections, estimates, and forecasts included in this prospectus are subject to change. They may differ materially from actual results due to a variety of factors, including changes in market conditions, consumer behavior, regulatory developments, technological innovation, and competitive dynamics.

Statements regarding market size, growth rates, participation levels, demographic characteristics, and industry trends are based on data available as of the date of this prospectus. They may not be indicative of future performance. The inclusion of such information should not be construed as a representation by us that the applicable market size or growth will be achieved.

PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “MGAM” or the “Company” in this prospectus refers to Mobile Global Esports, Inc.

Overview

We are a technology and intellectual-property-driven gaming and digital entertainment company developing proprietary platforms that deliver skill-based, data-supported, and highly personalized interactive experiences. The Company’s focus is on creating curated engagement products that blend fantasy sports frameworks, predictive modeling, gamification mechanics, and behavioral personalization to drive user participation through direct team ownership across underserved and emerging segments of the sports entertainment marketplace.

MGAM’s current strategy emphasizes the development and commercialization of technology assets, data-driven scoring engines, mobile-first user interfaces, and proprietary behavioral-logic systems designed to support next-generation fantasy formats. These products are intended to offer users deeper strategic optionality and more immersive experiences than conventional fantasy sports models, which often rely on simplified scoring systems and limited personalization.

The Company’s flagship product initiative is Dominus, a proprietary fantasy simulation and scoring engine initially launched for Major League Baseball applications that allows owners to strategically run franchises under Major League Baseball rules for earnings pools. Dominus takes official MLB stats and real baseball events, assigns a linear weight to each event, then filters them through proprietary algorithms to produce an interactive game box-score performance that determines who wins and loses on that particular day. MGAM is currently adapting the underlying Dominus algorithms and data-processing framework for potential use in additional sports applications, including college and professional football and basketball, with internal expectations to evaluate beta or MVP testing during 2026. There can be no assurance as to the timing, scope, commercial viability, market acceptance, regulatory qualification, or continued development of these additional applications.

MGAM supports the personalization components of its fantasy products through PUHZL, the Company’s proprietary behavioral analytics and engagement-logic engine. PUHZL is designed to assist with personalization, predictive preference modeling, user segmentation, curated content recommendations, and gameplay optimization. PUHZL remains in active development, and the Company expects its capabilities to evolve. There can be no assurance that PUHZL will operate as intended, that data inputs will prove reliable, or that personalization functions will achieve measurable adoption.

In November 2025, MGAM completed the acquisition of substantially all of the assets of Reality Sports Online (“RSO”), a fantasy sports technology platform that, based on information provided by the seller, historically supported more than 7,500 active seasonal fantasy participants and maintained an email database exceeding 40,000 users, with reported year-over-year retention rates above 90%. The acquisition included platform code, scoring logic, user-interface assets, and associated intellectual property.

While management believes that the RSO user base and technology assets may complement the Company’s product roadmap, there can be no assurance that historical retention levels will continue, that users will migrate to MGAM-developed products, or that integrating RSO technologies will result in commercial benefits.

In addition to potential licensing and fantasy-participation revenues, the Company intends to evaluate advertising-supported and content-monetization channels beginning in 2026, subject to user-traffic scale, third-party distribution arrangements, regulatory considerations, technology execution, and available resources. There can be no assurance that content traffic will develop at commercial levels, that advertisers will participate, or that monetization efforts will generate material revenues.

Historically, MGAM pursued a business strategy centered on collegiate mobile esports events in India. While those activities provided exposure to interactive entertainment and sports-driven engagement models, the Company no longer conducts esports tournaments. It is now focused primarily on the development and commercialization of technology, data-supported fantasy applications, and proprietary gamified entertainment platforms.

Corporate History and Information

We were incorporated on March 11, 2021 under the laws of the State of Delaware under the name “Elite Esports, Inc.” and changed our name to “Mobile Global Esports Inc.” on April 21, 2021. Our principal executive offices are located at 500 Post Road East, 2nd Floor, Westport, CT 06880, and our telephone number is (475) 666-8401. We maintain a website at https://www.mobileglobal.us/ where general information about us is available. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Recent Developments

Promissory Note Purchase Agreement

On December 1, 2025, we entered into a Securities Purchase Agreement (the “Promissory Note Purchase Agreement”) with the Selling Stockholder, pursuant to which the Company sold the Investor an unsecured original issue discount promissory note in the principal amount of $75,000 (the “Promissory Note”) for which the Company received net proceeds of $65,000. The proceeds from the sale of the Promissory Note shall be used for working capital.

The Promissory Note carries an interest rate of 10%, which shall be applied to the principal on the issuance date of the Promissory Note, and is payable on the maturity date of December 1, 2026. The Promissory Note is convertible into common stock of the Company at any time after the 180th daily anniversary of the Promissory Note or at any time following an event of default. The conversion price shall be $0.06 per share (the “Fixed Price”), however, if 6 months after the date of issuance the Company’s common stock trades below $0.06 for more than 5 consecutive trading days, then the Fixed Price shall be lowered to the lowest traded price during the default period. In the event that the Company’s common stock trades below such adjusted price per share for more than 5 consecutive trading days, then the Fixed Price shall be eliminated and the conversion price shall reset to the lowest traded price throughout the period of default and shall be re-adjusted every 21 days that the Promissory Note remains in default.

The Promissory Note provides for standard and customary events of default such as failing to timely make payments under the Promissory Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934 reporting requirements and the failure to maintain a listing on the OTC Markets. The Promissory Note also contains customary covenants. At no time may the Promissory Note be converted into shares of the Company’s common stock if such conversion would result in the Investor, or its affiliates owning an aggregate of more than 9.99% of the then outstanding shares of the Company’s common stock.

The Promissory Note was and was issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

Equity Line of Credit Agreement

On December 1, 2025, the Company also entered into the Purchase Agreement with the Selling Stockholder. Pursuant to the Purchase Agreement, the Company agreed to sell, and the Selling Stockholder agreed to purchase up to $10,000,000 (the “Commitment Amount”) of the Company’s common stock.

The transactions contemplated by the Purchase Agreement are subject to the Company registering the Investor’s resale of the Purchase Shares on a registration statement to be filed with the SEC. Concurrent with the execution of the Purchase Agreement, the Company entered into a registration rights agreement with the Selling Stockholder (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement on Form S-1 (the “ELOC Registration Statement”) with the SEC covering the resale of the Purchase Shares sold under the Purchase Agreement, within 45 days of the date of execution of the Purchase Agreement and Registration Rights Agreement and to use its best efforts to have the Registration Statement and any amendment declared effective by the SEC at the earliest possible date. The registration rights granted under the Registration Rights Agreement are subject to certain conditions and limitations and are subject to customary indemnification and contribution provisions.

In connection with entering into the Purchase Agreement, the Company issued to the Selling Stockholder, 500,000 restricted shares of common stock as commitment shares. The commitment shares will not be registered under the Registration Rights Agreement.

Increase in Authorized Shares of Common Stock

On January 12, 2026, we filed a Certificate of Amendment with the Secretary of State of the State of Delaware to the our Certificate of Incorporation (the “Certificate of Amendment”) to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 300,000,000. The Certificate of Amendment was approved by our stockholders by written consent in lieu of a meeting on December 5, 2025, as reported in the Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 22, 2025.

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by the Selling Stockholder	Up to 100,000,000 shares of the Company’s common stock, par value $0.0001 per share that may be issued by us to the Selling Stockholder, from time to time at our sole discretion, pursuant to the Purchase Agreement.

Common stock outstanding immediately prior to this offering	60,640,074 shares

Common stock outstanding immediately following this offering	160,640,074 shares

Terms of the offering	The Selling Stockholder will determine when and how it will dispose of any shares of our common stock that are registered under this prospectus for resale. See “Plan of Distribution” on page 20 of this prospectus.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Stockholder. Additionally, we will not receive any proceeds from the issuance or sale of any Commitment Shares. We may receive up to $10,000,000 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of our shares of our common stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold and number of shares registered. We intend to use the net proceeds that we receive under the Purchase Agreement for working capital, repayment of recently issued promissory notes and other general corporate purposes. However, as of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. See “Use of Proceeds” on page 16 of this prospectus.

Stock Symbol	Our common stock is listed on OTC Pink Sheets under the symbol “MGAM”.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 60,640,074 shares of our common stock outstanding as of February 11, 2026, and excludes:

●	4,068,916 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $2.27 per share; and

●	7,871,103 shares of common stock issuable upon conversion of outstanding convertible notes.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully read the risk factors set forth herein and the information contained in any applicable prospectus supplement. The risks and uncertainties we discuss in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to Our Business and Industry

We may not be successful in creating a sustainable or profitable business based on our proprietary fantasy entertainment technology platforms, which could adversely affect our financial condition and results of operations.

Our business plan contemplates the development and commercialization of proprietary technology platforms offering skill-based fantasy entertainment products, and we may not be successful in creating a sustainable or profitable business.

If our proprietary data-driven scoring engines, behavioral-logic systems, and simulated fantasy outputs fail to function as intended or achieve market acceptance, our business, operating results, and prospects could be materially harmed.

Our Company is developing proprietary data-driven scoring engines, behavioral-logic systems, and simulated fantasy outputs designed to personalize user engagement while giving owners the opportunities to directly own and run their organization. These products remain in active development, and there is no assurance that they will function as intended, achieve regulatory qualification, produce meaningful user adoption, or generate material revenues. The fantasy sports and digital entertainment sectors are intensely competitive, subject to shifting consumer trends, rapidly evolving technology standards, data-licensing limitations, and significant marketing costs. We may not be able to acquire or retain users at commercially viable costs, and there can be no assurance that we will generate substantial revenues or profits from our technology, platforms, or associated engagement models.

If we are unable to successfully generate audience traffic or monetize content through advertising-supported channels and partnerships, our efforts to diversify revenue streams may not yield the anticipated results and could negatively impact our financial performance.

The Company intends to evaluate advertising-supported and content-monetization channels beginning in 2026. These channels depend on the ability to generate audience traffic, secure advertising participation, negotiate access to distribution, and comply with applicable regulations. There can be no assurance that consumer traffic will scale, that advertisers or distribution partners will engage, that the economics of content monetization will prove viable, or that these efforts will produce material revenues within anticipated timeframes, if at all.

If development of our Dominus scoring engine for additional sports applications is delayed or unsuccessful, or fails to achieve acceptance in the marketplace, our business expansion opportunities may be limited and our operating results could suffer.

The Company is adapting its Dominus scoring engine for potential use in additional sports-based applications, including college and professional football. These initiatives remain subject to development, data availability, product-integration challenges, regulatory considerations, technology dependencies, and funding constraints. The Company’s internal expectations for beta evaluation in 2026 are inherently uncertain, and there can be no assurance that such products will be completed, released, or accepted by the market.

If our PUHZL behavioral-logic and personalization engine does not operate effectively or fails to enhance user engagement, our product adoption and competitiveness could be materially and adversely affected.

Our PUHZL behavioral-logic and personalization engine may not operate effectively or deliver meaningful results. PUHZL is intended to support personalization, preference modeling, and engagement optimization; however, the system relies on data inputs, predictive models, and algorithmic outputs that may prove inaccurate, unreliable, or commercially unimportant. Errors, biases, system failures, privacy restrictions, or data-licensing limitations could materially impair PUHZL’s functionality, reduce user satisfaction, and adversely affect the adoption of the Company’s products.

If our acquisition of RSO’s assets does not result in the anticipated benefits or user migration, our user-acquisition assumptions, growth prospects, and financial results may be adversely impacted.

Our acquisition of substantially all of RSO’s assets may not generate the expected benefits. Although the seller reported a historical audience of more than 7,500 active seasonal fantasy participants and a database exceeding 40,000 email records, there can be no assurance that RSO users will migrate to MGAM products, that integration will proceed efficiently, or that historical retention patterns will continue. Failure to retain or convert RSO users could adversely affect our user-acquisition assumptions, product commercialization, and anticipated growth plans.

If our access to third-party data sources, technology partners, and cloud infrastructure is interrupted or compromised, or if we experience cybersecurity incidents, product reliability and user engagement may be materially impaired, which could adversely affect our business and reputation.

We depend on third-party data sources, software partners, cloud infrastructure, and licensed content to support product functionality. Disruptions, failures, outages, cost escalations, or loss of access to data inputs could materially impair product reliability and user engagement. Unauthorized access, cybersecurity breaches, data-loss events, or manipulation of predictive-model outputs could adversely affect our business, operating results, or reputation.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our financial performance is subject to global and U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition.

The global and U.S. economies experienced tepid growth immediately following the global financial crisis in 2008 – 2009 and more recently experienced a period of increased volatility during the global COVID-19 pandemic. Ongoing or intensifying economic weakness, including recessions, economic slowdowns, uncertainties in the global financial markets and other adverse economic conditions, including inflation, changes in monetary policy and increased interest rates, actual or perceived instability in the global banking sector, changes in the labor market, supply chain disruptions or other changes in economic and political conditions may result in a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income and advertisers’ budgets. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as sports betting and online gaming. As a result, we cannot ensure that the demand for our product offerings will remain consistent. Adverse developments affecting economies throughout the world, and particularly in the United States, including a general tightening of availability of credit, decreased liquidity in certain financial markets, inflation, increased interest rates, foreign exchange fluctuations, increased energy costs, the impact of higher tariffs or escalating trade disputes, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a reduction in discretionary spending on leisure activities, such as our product offerings.

We will require additional financing in order to implement and execute our business plan, and we cannot be certain that such additional financing will be available on reasonable terms when required, or at all.

As of September 30, 2025, we had a cash balance of approximately $810,000. We may need to raise additional funding to meet our cash, operational and liquidity requirements to continue operating.

We have obtained some additional financing during the nine months ended September 30, 2025. However, we continue to seek additional financing and there can be no assurance that such additional capital will be available on a timely basis, or on terms acceptable to the Company. If adequate funds are not available or are not available on acceptable terms when needed, the Company may not be able to fund its business or its expansion, take advantage of strategic acquisitions or investment opportunities or respond to competitive pressures. Such inability to obtain additional financing when needed could have a material adverse effect on the Company’s business, results of operations, cash flow, financial condition and prospects. Any future equity financing may involve substantial dilution to existing shareholders.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage ownership of our then-existing stockholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing stockholders and/or note holders. Additionally, future sales of a substantial number of shares of our common stock or other equity-related securities could depress the market price of our common stock in the public market, and could impair our current or future ability to raise capital through the sale of additional equity or equity-linked securities or the sale of debt. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Litigation costs and the outcome of litigation could have a material adverse effect on the Company’s business.

From time to time, the Company may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of consumer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights, and other matters. Litigation to defend the Company against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations.

The Company is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against the Company.

Changing laws, rules and regulations and legal uncertainties, including adverse application of tax laws and regulations, may adversely affect our business and financial performance.

Our business and financial performance could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new laws, rules and regulations applicable to us and our business, including those relating to the internet, e-commerce, consumer protection and privacy. Such unfavorable changes could decrease demand for our services and products, increase costs and/or subject us to additional liabilities. Furthermore, the growth and development of e-commerce may result in more stringent consumer protection laws that may impose additional burdens on online businesses generally.

Our business is subject to online security risk, and loss or misuse of our stored information, including the exposure of customers’ personal information, could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.

We receive, process, store and use personal information and other customer data as a part of our business. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. In the area of information security and data protection, many jurisdictions have passed laws requiring notification to customers when there is a security breach for personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

Risks Related to Our Common Stock

Our officers, directors and 5% stockholders may exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

As of February 11, 2026, our officers, directors and more than 5% shareholders own in the aggregate approximately 24.8% of our outstanding common stock. As a result, when acting together, although such individuals will not have a controlling interest in our Company, they still will have a significant impact on the election of our directors and in determining the outcome of any corporate action, including corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and influence could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our Common Stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our Common Stock. As a result, your only opportunity to achieve a return on your investment will be if we are able to establish a public market for our stock, the market price of our Common Stock appreciates and you sell your shares.

Shareholders will likely experience dilution of their ownership interest due to the future issuance of additional shares of our common stock.

We are in a capital-intensive business and we do not have sufficient funds to finance the growth of our business without issuing additional securities beyond the shares to be sold in this offering, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. Additionally, our board of directors may subsequently approve increases in authorized common stock or preferred stock. The potential issuance of such additional shares of common or preferred stock or convertible debt may create downward pressure on the trading price of our common stock in public markets. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital-raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our common stock.

Our authorized capital includes preferred stock issuable in one or more series. We currently have no preferred stock outstanding. However, our board has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our company.

The market price of such securities has been and is likely to remain highly volatile and subject to wide fluctuations, and you may be unable to sell your securities at or above the price at which you acquired them.

The stock market in general and the markets for smaller companies in particular have experienced extreme volatility that may be unrelated to the operating performance of particular companies. The market price for our securities may be influenced by many factors that are beyond our control.

The trading price of our shares may also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. These factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our Common Stock and warrants.

We are a Delaware corporation and the anti-takeover provisions of Delaware law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that some stockholders may consider favorable.

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Selling Stockholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us a number of shares of common stock as is limited to the lesser of (i) $1,000,000 of shares or (ii) a number of shares equal to 400% of the average number of shares of common stock traded during the five trading days immediately prior to the date of any Request Notice. In no event, may the shares issuable pursuant to any Request Notice, when aggregated with the shares then held by the Selling Stockholder, exceed the Beneficial Ownership Limitations (as defined in the Purchase Agreement). The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Stockholder at our discretion from time to time from the Commencement Date until the earliest to occur of (i) the Maturity Date (as defined in the Purchase Agreement), (ii) the date on which the Selling Stockholder shall have purchased the Commitment Amount, (iii), pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such ninetieth day, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors, or each, a Termination Event (as defined in the Purchase Agreement).

We do not have a right to commence any sales of common stock to the Selling Stockholder under the Purchase Agreement until the time when all of the conditions to our right to commence sales of common stock to the Selling Stockholder set forth in the Purchase Agreement have been satisfied, or the Commencement Date, including the effectiveness of the registration statement of which this prospectus forms a part. Over the 24-month period from and after the Commencement Date, we will generally have the right to control the timing and amount of any sales of our common stock to the Selling Stockholder under the Purchase Agreement. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions, our capital needs, alternative financing options, and other factors to be determined by us in our sole discretion. We may ultimately decide to sell to the Selling Stockholder all, some or none of the common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the Committed Equity Financing, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of common stock to be paid by the Selling Stockholder for the common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares of common stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases the Selling Stockholder under the Purchase Agreement.

In addition, the Selling Stockholder is not obligated to buy any common stock under the Purchase Agreement if such shares, when aggregated with all other common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning common stock in excess the Beneficial Ownership Limitation. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Selling Stockholder will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to the Selling Stockholder under the Purchase Agreement is derived from the daily closing prices of our common stock. Shares to be sold to the Selling Stockholder pursuant to the Purchase Agreement will be purchased at a discounted price. For example, we may effect sales to the Selling Stockholder at a purchase price equal to 85% of the lowest daily closing price during the Valuation Period. See “The Committed Equity Financing” for more information.

As a result of this pricing structure, the Selling Stockholder may sell the shares they receive immediately after receipt of such shares, which could cause the price of our common stock to decrease. This immediate resale could create downward pressure on our stock price.

Investors who buy shares of common stock from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion (subject to the restrictions and satisfaction of the conditions in the Purchase Agreement) to vary the timing, price and number of shares of common stock we sell to the Selling Stockholder. If and when we elect to sell shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales and/or issuances of shares of common stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

On December 1, 2025, we entered into the Purchase Agreement, pursuant to which the Selling Stockholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to $50,000,000 shares of common stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement.

The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Stockholder at our discretion from time to time from the date of effectiveness of the registration statement of which this prospectus forms a part until the earliest to occur of (i) the Maturity Date, (ii) the date on which the Selling Stockholder shall have purchased the Commitment Amount, or (iii) the Purchase Agreement is otherwise terminated in accordance with its terms.

The purchase price for shares of our common stock that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the trading price of shares of our common stock. Depending on market liquidity at the time, sales of shares of our common stock may cause the trading price of shares of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our common stock to the Selling Stockholder. Additional sales of shares of our common stock, if any, to the Selling Stockholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our common stock to the Selling Stockholder, after the Selling Stockholder has acquired shares of our common stock, the Selling Stockholder may resell all, some, or none of such shares of our common stock at any time or from time to time in its discretion and at different prices. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of shares of our common stock. In addition, if we sell a substantial number of shares of our common stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the shares held by the Selling Stockholder will represent a significant portion of our public float and may result in substantial decreases to the price of our common stock. The actual sales of shares of our common stock or the mere existence of our arrangement with the Selling Stockholder may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to affect such sales.

We may use proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our common stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

THE COMMITTED EQUITY FINANCING

Overview

On December 1, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Sales of our common stock to the Selling Stockholder under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our common stock and determinations by us regarding the use of proceeds from any sale of such common stock. The net proceeds from any sales under the Committed Equity Financing will depend on the frequency with, and prices at which, the shares of common stock are sold to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use the net proceeds for working capital and other general corporate purposes.

In accordance with our obligations under the Purchase Agreement, or the Registration Rights Agreement, pursuant to which we agreed to provide the Selling Stockholder with customary registration rights related to the shares issued under the Purchase Agreement, we are filing a registration statement of which this prospectus forms a part in order to register the resale of up to 100,000,000 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time after the Commencement Date upon the terms and subject to the conditions and limitations of the Purchase Agreement.

The Selling Stockholder is not obligated to buy any common stock under the Purchase Agreement if such shares, when aggregated with all other common stock then beneficially owned by the Selling Stockholder and its respective affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning common stock in excess of the Beneficial Ownership Limitation. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Purchase Agreement and Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Purchase Agreement

Pursuant to the Purchase Agreement, the Selling Stockholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us a number of shares of common stock as is limited to the lesser of (i) $1,000,000 of shares or (ii) a number of shares equal to 400% of the average number of shares of common stock traded during the five trading days immediately prior to the date of any Request Notice. In no event, may the shares issuable pursuant to any Request Notice, when aggregated with the shares then held by the Selling Stockholder, exceed the Beneficial Ownership Limitations. The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Stockholder at our discretion from time to time from the Commencement Date until the earliest to occur of (i) the Maturity Date, (ii) the date on which the Selling Stockholder shall have purchased the Commitment Amount, (iii), pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such ninetieth day, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors, or each, a Termination Event.

Purchases of Shares of Our Common Stock Under the Purchase Agreement

During the term described above, upon the satisfaction of the conditions set forth in the Purchase Agreement, we will have the right, but not the obligation, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to direct the Selling Stockholder, by delivery of a Request Notice, not to exceed, the lesser of $1,000,000 or 400% of the average number of shares traded for the 10 trading days prior to the date of the Request Notice.

All such determinations shall be appropriately adjusted for any sales of shares of common stock through block transactions, any reorganization, non-cash dividend, stock split, reverse stock split, stock combination, recapitalization or other similar transaction during such period.

Fees

Except for the issuance of the Commitment Shares to the Selling Stockholder, we have not paid the Selling Stockholder any fees in connection with its due diligence investigation and the preparation, negotiation and execution of the Purchase Agreement.

Conditions Precedent to Commencement

Our right to commence delivering Request Notices under the Purchase Agreement and the Selling Stockholder’s obligation to accept such Request Notices, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

●	the effectiveness of this Registration Statement;

●	the common stock shall be listed on the applicable principal trading market and trading shall not have been suspended by the SEC or the principal trading market;

●	the representations and warranties of the Company and the Selling Stockholder shall be true and correct in all material respects

●	the transfer agent instructions and a notice of effectiveness of this Registration Statement shall have been delivered to and acknowledged in writing by the Company and its transfer agent;

●	the Company shall have delivered to the Selling Stockholder a secretary’s certificate executed by the secretary of the Company;

●	this prospectus, in final form, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act having been so filed; and

●	the Company shall have complied with all federal, state and local governmental laws, rules and regulations applicable to the transactions contemplated by the Transaction Documents and necessary for the execution, delivery and performance of the obligations set forth in the Purchase Agreement and the consummation of the transactions contemplated thereby in accordance with the terms thereof.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month immediately following the 24-month anniversary of the Commencement Date;

●	the date on which the Selling Stockholder shall have purchased the Commitment Amount;

●	the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case, any person commences a proceeding against us, or a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors; and

●	the non-fulfillment of the full Commitment Amount by the Maturity Date.

We had the right to terminate the Purchase Agreement at any time after the Commencement Date upon five business day’s prior written notice to the Selling Stockholder, we or the Selling Stockholder may also terminate the Purchase Agreement at the close of business on December 31, 2025 or thereafter, in the event the Commencement Date shall not have occurred prior to such one year anniversary due to our failure to satisfy the conditions precedent to commencement. No termination of the Purchase Agreement by us or by the Selling Stockholder will affect any of our respective rights and obligations under (i) the Purchase Agreement with respect to any pending Purchase, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement, and (ii) the Registration Rights Agreement, which shall survive any termination of the Purchase Agreement. Further, no termination of the Purchase Agreement will be deemed to release us or the Selling Stockholder from any liability for intentional misrepresentation or willful breach of the Purchase Agreement, the Registration Rights Agreement or any other related transaction documents.

No Short-Selling or Hedging

The Selling Stockholder has agreed that neither it nor any entity managed or controlled by it will engage in, directly or indirectly, any (A) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or (B) hedging transaction, which, with respect to items (A) and (B), establishes a net short position with respect to the common stock, during the term of the Purchase Agreement.

Effects of Sales of our Common Stock under the Purchase Agreement on Our Stockholders

The common stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion, during the terms described above. The resale by the Selling Stockholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to the Selling Stockholder under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Stockholder all, some or none of the common stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. If we elect to sell common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors-Risks Related to the Committed Equity Financings-Investors who buy shares of common stock from the Selling Stockholder at different times will likely pay different prices.”

Investors may experience a decline in the value of the common stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of common stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Stockholder for the common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares of common stock, or the actual gross proceeds to be raised by us from those sales, if any.

The number of shares of common stock ultimately offered for sale by the Selling Stockholder for resale under this prospectus is dependent upon the number of shares of common stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement. Further, if and when we elect to sell shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some, or none of such shares of common stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

The following table sets forth the amount of gross proceeds we may receive from the Selling Stockholder from our sale of Purchase Shares that we may issue and sell to the Selling Stockholder from time to time under the Purchase Agreement at various assumed purchase prices. The table does not give effect to the issuance of any Commitment Shares issued pursuant to the Purchase Agreement.

Assumed Purchase Price Per Share		Total Number of Purchase Shares to be Issued	Percentage of Outstanding Common Stock After Giving Effect to the Issuance of the Purchase Shares to the Selling Stockholder (1)	Proceeds from the Sale of the Purchase Shares to the Selling Stockholder
$0.04		100,000,000	62.251%	$4,000,000
$0.06		100,000,000	62.251%	$6,000,000
$0.08		100,000,000	62.251%	$8,000,000
$0.10	(2)	100,000,000	62.251%	$10,000,000

(1)	The denominator is based on 60,640,074 shares of our common stock outstanding as of February 11, 2026, adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share.
(2)	Represents the closing price of the Company’s common stock on February 6, 2026.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Stockholder. In addition, we will not receive any proceeds from the issuance or sale of the Commitment Shares. Assuming the closing price is $0.10 cents per share, which was the closing price of our common stock on February 6, 2026, we will receive up to $10,000,000 in aggregate gross proceeds. However, the actual proceeds may be more or less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

We intend to use the proceeds for working capital, repayment of recently issued promissory notes and other general corporate purposes. Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering or the specific amounts to be spent on the uses described above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments or other securities.

MARKET INFORMATION

Our common stock is listed on the OTC Pink Sheets under the symbol “MGAM.”

On February 11, 2026, the last reported sale price of our common stock on the OTC Pink Sheets was $0.097 per share. The following table sets forth for the periods indicated, high and low bid prices of the Company’s common stock as reported by the OTC Pink Sheets. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2025	HIGH	LOW
Fourth Quarter	$0.17	$0.066
Third Quarter	$0.22	$0.012
Second Quarter	$0.0444	$0.0011
First Quarter	$0.015	$0.0005

Fiscal Year Ended December 31, 2024	HIGH	LOW
Fourth Quarter	$0.0153	$0.003
Third Quarter	$0.0249	$0.0136
Second Quarter	$0.0406	$0.013
First Quarter	$0.113	$0.0145

As of February 11, 2026, we had approximately 99 stockholders of record. The actual number of holders of our common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We do not expect to pay any cash dividends to our stockholders in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant.

THE SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all shares of our common stock that have been or may be issued by us to the Selling Stockholder under the Purchase Agreement. Such shares of our common stock include up to 100,000,000 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement.

As used in this prospectus, the term “Selling Stockholder” includes the Selling Stockholder listed in the table below, and its permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Stockholder’s interest in the shares of common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

For additional information regarding the issuance of common stock covered by this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of common stock pursuant to the provisions of the Purchase Agreement and the Registration Rights Agreement in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of February 11, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Stockholder has voting and investment power. The percentage of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 60,640,074 shares of our common stock outstanding on February 11, 2026. Because the purchase price of the common stock issuable under the Purchase Agreement is determined on each Purchase Date, the number of shares that may actually be sold by us to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

We may amend or supplement this prospectus from time to time in the future to update or change the Selling Stockholder list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these securities.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)(3)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (2) (3)
	Number	Percent		Number	Percent
ClearThink Capital Partners, LLC (4)	100,500,000%	*	100,000,000	500,000	*

*	Represents less than 1%

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchase of common stock is subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any of our common stock to the Selling Stockholder to the extent such shares, when aggregated with all other common stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder beneficial ownership of our common stock to exceed the Beneficial Ownership Limitation.
(2)	Assumes the sale of all shares being offered pursuant to this prospectus.
(3)	Includes the Commitment Shares issued pursuant to the Purchase Agreement between the Company and the Selling Stockholder and excludes shares issuable upon conversion of the ClearThink Promissory Notes issued to the Selling Stockholder by the Company.
(4)	The business address of ClearThink is 210 West 77th Street, 7W, New York, New York 10024. As of the date of the Purchase Agreement, Brian Loper is the managing partner of ClearThink and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by ClearThink. ClearThink is not a registered broker-dealer or an affiliate of a registered broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Loper as to beneficial ownership of the securities beneficially owned directly or indirectly by ClearThink.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement, we have agreed to issue to the Selling Stockholder the Commitment Shares, which shall not be registered pursuant to this Registration Statement. See “The Committed Equity Financing” for more information.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, neither the Selling Stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by the Selling Stockholder.

DESCRIPTION OF CAPITAL STOCK

The following description of the Company’s common stock is based upon the Company’s certificate of incorporation, as amended (“Certificate of Incorporation”), the Company’s Bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part.

Authorized Capital Stock

Under our Certificate of Incorporation, as amended, our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

Common Stock Outstanding. The outstanding shares of the Company’s common stock are duly authorized, validly issued, fully paid and nonassessable. The Company’s common stock is listed and principally traded on the OTC Pink Sheets under the ticker symbol “MGAM.”

Voting Rights. Each holder of shares of the Company’s common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders.

Dividend Rights. Subject to any preferential dividend rights granted to the holders of any shares of the Company’s preferred stock that may at the time be outstanding, holders of the Company’s common stock are entitled to receive dividends as may be declared from time to time by the Company’s board of directors out of funds legally available therefor. We have not declared or paid any cash dividends on the Company’s common stock since incorporation, and do not anticipate paying any cash dividends in the foreseeable future.

Rights upon Liquidation. Holders of the Company’s common stock are entitled to share pro rata, upon any liquidation or dissolution of the Company, in all remaining assets available for distribution to stockholders after payment or providing for the Company’s liabilities and the liquidation preference of any outstanding preferred stock.

Preemptive Rights. Holders of the Company’s common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Transfer Agent. VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, is the transfer agent and registrar for the Company’s common stock.

Preferred Stock

Under the Company’s Certificate of Incorporation, without further stockholder action, the Company’s board of directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to divide the Preferred Stock into any number of series, to fix the designation and number of shares of each such series, and to determine and alter the rights, preferences, privileges and restriction granted to and imposed upon any wholly unissued series of preferred stock, including, but not limited to, voting rights, redemption rights, dividend rights and participation rights. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of such of shares of such series, but not below the number of then outstanding shares of such series.

There are currently no Preferred Shares outstanding, and no series has been authorized.

Certain Provisions of the Company’s Certificate of Incorporation and Bylaws

The Company’s Certificate of Incorporation and Bylaws vest the power to call special meetings of stockholders in the Company’s President, the Board of Directors, or by such other officers or persons as the board of Directors may designate. Stockholders are permitted under the Company’s Certificate of Incorporation or Bylaws to act by written consent in lieu of a meeting.

A special meeting of the Shareholders may be called by shareholders holding shares of the Company’s common stock representing in the aggregate a majority of votes then outstanding.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless: the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained such status; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer the Company’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The consolidated financial statements of Mobile Global Esports Inc. for the years ended December 31, 2024 and 2023, have been audited by Mercurius & Associates LLP, independent registered public accounting firm, as set forth in their report thereon appearing in this Registration Statement herein. Such consolidated financial statements are incorporated herein in reliance upon such report, which includes an explanatory paragraph on Mobile Global Esports Inc.’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

BUSINESS

The Company is a technology and intellectual-property-driven gaming and digital entertainment company developing proprietary platforms that deliver skill-based, data-supported, and highly personalized interactive experiences. The Company’s focus is on creating curated engagement products that blend fantasy sports frameworks, predictive modeling, gamification mechanics, and behavioral personalization to drive user participation through direct team ownership across underserved and emerging segments of the sports entertainment marketplace.

MGAM’s current strategy emphasizes the development and commercialization of technology assets, data-driven scoring engines, mobile-first user interfaces, and proprietary behavioral-logic systems designed to support next-generation fantasy formats. These products are intended to offer users deeper strategic optionality and more immersive experiences than conventional fantasy sports models, which often rely on simplified scoring systems and limited personalization.

The Company’s flagship product initiative is Dominus, a proprietary fantasy simulation and scoring engine initially launched for Major League Baseball applications that allows owners to strategically run franchises under Major League Baseball rules for earnings pools. Dominus takes official MLB stats and real baseball events, assigns a linear weight to each event, then filters them through proprietary algorithms to produce an interactive game box-score performance that determines who wins and loses on that particular day. MGAM is currently adapting the underlying Dominus algorithms and data-processing framework for potential use in additional sports applications, including college and professional football and basketball, with internal expectations to evaluate beta or MVP testing during 2026. There can be no assurance as to the timing, scope, commercial viability, market acceptance, regulatory qualification, or continued development of these additional applications.

MGAM supports the personalization components of its fantasy products through PUHZL, the Company’s proprietary behavioral analytics and engagement-logic engine. PUHZL is designed to assist with personalization, predictive preference modeling, user segmentation, curated content recommendations, and gameplay optimization. PUHZL remains in active development, and the Company expects its capabilities to evolve. There can be no assurance that PUHZL will operate as intended, that data inputs will prove reliable, or that personalization functions will achieve measurable adoption.

In November 2025, MGAM completed the acquisition of substantially all of the assets of RSO, a fantasy sports technology platform that, based on information provided by the seller, historically supported more than 7,500 active seasonal fantasy participants and maintained an email database exceeding 40,000 users, with reported year-over-year retention rates above 90%. The acquisition included platform code, scoring logic, user-interface assets, and associated intellectual property.

While management believes that the RSO user base and technology assets may complement the Company’s product roadmap, there can be no assurance that historical retention levels will continue, that users will migrate to MGAM-developed products, or that integrating RSO technologies will result in commercial benefits.

In addition to potential licensing and fantasy-participation revenues, the Company intends to evaluate advertising-supported and content-monetization channels beginning in 2026, subject to user-traffic scale, third-party distribution arrangements, regulatory considerations, technology execution, and available resources. There can be no assurance that content traffic will develop at commercial levels, that advertisers will participate, or that monetization efforts will generate material revenues.

Historically, MGAM pursued a business strategy centered on collegiate mobile esports events in India. While those activities provided exposure to interactive entertainment and sports-driven engagement models, the Company no longer conducts esports tournaments. It is now focused primarily on the development and commercialization of technology, data-supported fantasy applications, and proprietary gamified entertainment platforms.

Phased Go-To-Market Plan

Phase 1 — Measurement Foundation and Participation-Aware Pilots

In the initial phase, the Company’s objective is to establish a robust measurement and analytics foundation while validating how participation-based incentives, including Dominus Token earning and usage mechanics (once launched), influence acquisition, engagement, and conversion.

During this phase, the Company intends to implement systems that connect marketing inputs (such as channel, campaign, and creative) to downstream user behavior, including gameplay activity, content engagement, participation patterns, token-related actions, and monetization. Campaigns will be evaluated not solely on installs or registrations, but on participation depth, engagement persistence, retention, and cohort-level performance.

Paid acquisition pilots will test multiple creative and messaging approaches, including campaigns that emphasize team ownership, competition, long-term participation, and ecosystem engagement. PUHZL will be used to analyze which messages attract users who demonstrate sustained involvement and engagement, informing future spend allocation and creative strategy.

Phase 2 — Scaled Acquisition, Behavioral Targeting, and Partner Distribution

In the second phase, the Company intends to scale acquisition channels and distribution partnerships that demonstrate favorable unit economics, while increasingly leveraging behavioral intelligence generated by PUHZL.

As PUHZL accumulates participation data—including team management behavior, player preferences, league activity, content consumption, and token engagement—the Company expects to refine audience segmentation and targeting strategies. Marketing efforts may increasingly be based on demonstrated behavior rather than inferred interests, allowing for more relevant messaging and more efficient spend.

The Company also intends to expand distribution through licensing and white-label partnerships that embed its fantasy and gaming platforms within third-party media properties or community ecosystems. These arrangements are expected to reduce customer acquisition costs by leveraging established audiences and to generate revenue through licensing fees, implementation fees, and/or revenue-sharing structures.

Phase 3 — Owned Media, Participation Flywheel, and Monetization Expansion

In the third phase, the Company’s objective is to build a self-reinforcing growth flywheel in which content, participation, tokenized engagement, and personalization compound over time.

The Company plans to expand its owned media ecosystem to include written editorial, video programming, podcasts, and live content. Participation-driven incentives, including the ability to earn or utilize Dominus Tokens through engagement and interaction (once launched), are expected to encourage repeat usage and deeper involvement across the ecosystem.

PUHZL will analyze how users interact with content and gameplay to inform editorial strategy, engagement design, and monetization opportunities. The Company believes this approach enables content to serve as both a marketing channel and a participation engine, improving personalization and advertising relevance.

Paid Media Strategy and ROI Discipline

Paid media will be deployed with an emphasis on behavioral optimization rather than static demographic targeting. The Company intends to evaluate campaigns based on cohort performance, including participation frequency, engagement persistence, token interaction (once applicable), retention, and monetization over time.

The Company plans to institutionalize A/B testing across creative, audience segments, onboarding flows, and lifecycle messaging. PUHZL insights will be used to identify which combinations of channel, message, and participation incentives produce the highest-quality users and the most durable engagement.

Marketing spend will be allocated dynamically based on measured ROI rather than fixed budgets, with ongoing reallocation toward channels and campaigns that demonstrate favorable long-term economics.

Social Media, Influencers, and Participation-Led Communities

The Company’s social media and influencer strategy is designed to promote participation and community formation rather than one-time promotion. Influencers and creators may host leagues, create gameplay-related content, and participate directly in platform activities, aligning incentives with users through shared engagement.

PUHZL will evaluate the behavior and retention of creator-led cohorts relative to other acquisition sources, enabling the Company to prioritize partnerships that drive sustained participation over short-term traffic.

Licensing, White-Label, and Platform Distribution

The Company intends to pursue licensing and white-label arrangements with media companies, content platforms, and communities seeking to offer fantasy sports or gaming experiences without developing proprietary technology. These arrangements are expected to benefit from the Company’s participation-centric design, token-enabled engagement architecture (once launched), and AI-curated personalization capabilities.

Such partnerships are intended to reduce acquisition costs, accelerate distribution, and generate incremental revenue through licensing fees and revenue-sharing structures.

Regulated Gaming Affiliate Strategy

Where permitted by applicable law and regulation, the Company intends to evaluate participation as a marketing affiliate for regulated gaming operators. Behavioral insights derived from PUHZL may enable more relevant and compliant affiliate placements by aligning offers with user preferences, content engagement, and participation patterns.

Affiliate marketing is expected to serve as a complementary revenue stream and will be structured to comply with applicable advertising, disclosure, and regulatory requirements.

Dominus Token — Participation-Backed Digital Asset Framework

The Dominus Token is a participation-backed digital asset currently in Framework Phase. Subject to regulatory considerations, technical readiness, and strategic priorities, the Company plans to launch the Dominus Token in a future period, which it currently anticipates could occur as early as 2026.

The Company intends that specific user actions and engagement (“participation”) across its platforms may contribute to token earning, token utility, and overall ecosystem activity once launched, subject to applicable terms and conditions. The Dominus Token is designed to be ecosystem-wide and participation-linked, reflecting user engagement, contribution, and activity rather than financial investment.

Unlike a traditional in-app points system, the Dominus Token may be obtained in more than one way, including earning through participation and, where permitted and supported by the ecosystem, acquiring tokens through purchase or other permitted means, including by users who may not actively participate in gameplay.

The Dominus Token is not designed or marketed as equity or debt of the Company, does not convey ownership, voting, dividend, or profit rights, and is not intended to represent any claim on the Company’s assets, revenues, or cash flows. The Company makes no representation regarding the future value, liquidity, tradability, or marketability of the Dominus Token, if any. Any token-related mechanics, including earning, utility, redemption, limits, eligibility criteria, or other features, may be modified, restricted, delayed, or discontinued at the Company’s discretion in response to regulatory, operational, security, or strategic considerations.

Integrated Growth System Summary

The Company’s marketing strategy is designed as an integrated growth system rather than a collection of standalone acquisition tactics. Participation-driven engagement—including team ownership, long-duration gameplay, and token-enabled incentives (once launched)—generates high-quality behavioral data that is curated and analyzed through the Company’s proprietary PUHZL artificial intelligence (“AI”) engine. These insights are used to improve targeting precision, personalize user experiences, optimize creative and channel allocation, and enhance retention and monetization over time.

The Company believes this closed-loop approach—where participation informs personalization and personalization improves marketing efficiency—has the potential to reduce long-term acquisition costs, increase lifetime value, and create a scalable and defensible growth model. However, the effectiveness of this system depends on execution, user adoption, regulatory considerations, and broader market dynamics, and there can be no assurance that these objectives will be achieved.

Clarifying Statement

References to the Dominus Token in this Marketing and Growth Strategy section reflect the Company’s current development plans and intended design and do not imply that the token is currently live, available, or generating economic activity.

Fantasy Sports Market

Overview of Fantasy Sports

Fantasy sports are interactive games in which participants assemble virtual rosters of real-world athletes and earn points based on athletes’ on-field performance. The category includes season-long fantasy (typically spanning an entire sports season) and daily fantasy sports (“DFS”) formats (including short-duration contests and peer-to-peer structures). Across sports and geographies, fantasy sports are positioned at the intersection of sports fandom, mobile gaming, social competition, and data-driven personalization.

Market Size and Growth

The fantasy sports industry has expanded meaningfully over the last decade, supported by rising mobile usage, the availability of real-time sports data, broader distribution of sports media, and the rise of digitally native consumer behavior. Independent market research estimates the global fantasy sports market at approximately $24.9 billion in 2024, with projections to reach roughly $56.4 billion by 2030, representing a projected ~15% CAGR (2025–2030).

In the United States specifically, third-party research estimates the U.S. fantasy sports market generated approximately $8.0 billion in revenue in 2024, with projections reaching roughly $16.2 billion by 2030.

Participation and Engagement

Participation in fantasy sports has become mainstream in North America. The Fantasy Sports & Gaming Association (“FSGA”) publishes industry research indicating that millions of consumers participate in fantasy sports, and it has also highlighted broader cross-participation across fantasy and sports wagering audiences. In July 2025, FSGA-published research reported 84 million adults in the U.S. and Canada participated in “fantasy sports or sports betting” in the past 12 months (up from 81 million in 2024), including 77 million Americans.

Additionally, FSGA industry demographics materials cite 62.5 million fantasy sports players in the U.S. and Canada (2022 estimate). Fantasy Sports & Gaming Association

Engagement characteristics of fantasy sports players can be strong relative to many other consumer entertainment categories, as fantasy games encourage repeated interactions (e.g., lineup changes, waiver moves, trading, and contest participation). FSGA’s July 2025 research highlighted high engagement among next-generation season-long players (ages 13–20), including that 66% update lineups daily and 64% pay league entry fees, with a median annual spend of $100 among those who pay.

Key Revenue Models

Fantasy sports platforms monetize through a variety of models, which may include:

●	Contest entry fees (including DFS formats and peer-to-peer contests);

●	Subscriptions and premium tools (advanced analytics, league services, and commissioner tools);

●	Advertising and sponsorships (including branded games, partner promotions, and content);

●	Merchandise and community-driven ancillary revenue (events, trophies, and related commerce).

Structural Trends Driving Growth

We believe several structural trends continue to expand the market opportunity in fantasy sports:

1) Product innovation and game format diversification.

●	Fantasy has expanded beyond classic salary-cap DFS and traditional season-long leagues into new formats (including pick-based games, peer-to-peer structures, and shorter-duration competitions). As the category evolves, platforms are increasingly emphasizing mobile-first UX, social features, and fast gameplay loops.

2) Expansion of sports coverage and global adoption.

●	While the NFL and NBA remain leading drivers of fantasy in the U.S., consumer interest continues to broaden across additional sports and formats, including soccer and other international sports. FSGA research has noted that while the NFL and NBA remain most popular among younger season-long players, sports such as soccer and esports show growing appeal. Fantasy Sports & Gaming Association.

3) Data-driven personalization and retention.

●	Fantasy sports experiences are increasingly shaped by real-time data, predictive insights, and personalization features designed to improve engagement and retention. Platforms compete on tools that help users make decisions, socialize competition, and sustain activity throughout a season.

4) Evolution toward team ownership, long-term roster management, and decision-support systems.

●	Fantasy sports participation continues to shift from short-term contest play toward more profound, ownership-oriented experiences that emphasize multi-season roster construction, player contracts, and persistent team management. These formats increasingly mirror real-world team operations and affiliate league rule structures, including dynasty play, trade markets, and governance frameworks that reward sustained strategic decision-making.

As these experiences grow more complex, platforms are increasingly incorporating data-driven decision-support systems and behavioral analytics to help users evaluate roster moves, manage long-term strategies, and engage more deeply over time.

Competitive Landscape

The fantasy sports category includes both large, diversified operators and fantasy-first challengers. Competition occurs across product features, liquidity/player pools (for contest formats), brand awareness, distribution channels, content ecosystems, and regulatory footprint. The competitive set may include:

Large, diversified fantasy + wagering operators:

●	DraftKings (fantasy roots and DFS offerings alongside sports betting/iGaming)

●	FanDuel (within Flutter Entertainment), including DFS and broader gaming initiatives

Note: These businesses are not “fantasy-only,” but they remain influential competitors due to scale, marketing, and cross-sell ecosystems.

Fantasy-first and DFS-focused private operators:

●	PrizePicks (large U.S. DFS operator; in September 2025, Allwyn announced an agreement to acquire a 62% stake for $1.6 billion, with milestones implying a higher potential enterprise value).

●	Underdog (raised venture funding at approximately $1.23 billion valuation in 2025, per reporting) Axios+1

●	Sleeper (a mobile-first fantasy platform offering season-long experiences and related formats), sleeper.com (raised venture funding at approximately a 400MM dollar valuation).

Season-long incumbents and major sports media fantasy products:

●	Major sports media and portal platforms offering season-long fantasy as part of broader media ecosystems.

We believe competitive differentiation in fantasy sports often depends on (i) product depth and user experience, (ii) community and social features that support retention, (iii) trust and compliance posture, and (iv) unique formats that expand TAM beyond traditional “core” fantasy players.

Regulatory and Operating Environment

Fantasy sports regulation in the United States remains state-by-state and format-dependent, with different jurisdictions applying different standards and enforcement priorities. In recent years, certain DFS sub-formats (particularly “against-the-house” pick-style games) have faced heightened scrutiny in some states, contributing to product adjustments and, in some cases, transitions toward peer-to-peer structures. For example, public reporting and industry coverage have described regulatory developments and product changes affecting pick-style offerings in certain jurisdictions, as well as operator shifts toward peer-to-peer models.

Fantasy Sports Market Opportunity Summary

Based on third-party market research, fantasy sports is a large and expanding global category with strong engagement, multiple monetization vectors, and ongoing format innovation. The combination of projected industry growth, mainstream participation, mobile-first adoption, and evolving game formats supports a market environment in which platforms can compete by delivering differentiated product experiences, fostering community, and leveraging data-driven personalization.

Skill-Based Competitive Gaming with AI-Enabled Personalization and Predictive Evolution

Overview

Skill-based competitive gaming represents a rapidly expanding segment of the global digital entertainment market. These games are characterized by outcomes that are predominantly determined by players’ skill, strategy, knowledge, and decision-making rather than by chance. Skill-based formats include head-to-head competitions, tournaments, and league-style play across sports, casual, and hybrid entertainment experiences.

We believe skill-based gaming occupies a structurally advantaged position within interactive entertainment due to its alignment with consumer demand for fair competition, mastery, repeat engagement, and social interaction, as well as its ability to operate across a wide range of regulatory frameworks relative to chance-based gaming.

Skill-Based Gaming Market Size and Growth

Independent industry research estimates the global skill-based gaming market at approximately $40–41 billion in 2024, with projections reaching roughly $90–100+ billion by the end of the decade, representing a projected double-digit compound annual growth rate. This growth is supported by the continued expansion of mobile gaming, increasing acceptance of real-money skill competitions, and the globalization of competitive digital entertainment.

The broader global gaming industry was estimated at approximately $298 billion in 2024 and is projected to exceed $500 billion by 2030, with skill-based gaming representing one of the fastest-growing subsegments due to its monetization efficiency and high user retention relative to purely casual games.

Core Characteristics of Skill-Based Gaming

Skill-based gaming platforms typically share several defining characteristics.

●	Outcome Determination by Skill.

○	Player results are driven primarily by knowledge, experience, reaction time, analytical ability, and strategic choices, rather than randomness or chance.

●	Repeatable Competitive Loops.

○	Skill-based games naturally support frequent repeat play through tournaments, ladders, leagues, and ranking systems that reward mastery over time.

●	High Engagement and Retention.

○	Competitive structures encourage deeper engagement, longer user lifespans, and stronger community formation than one-time or purely casual gameplay.

●	Monetization Aligned with Participation.

○	Standard revenue models include entry fees, subscriptions, premium features, advertising, sponsorships, and platform fees tied to active participation rather than isolated outcomes.

Competitive Landscape (Skill-Based Focus)

Competition in skill-based gaming spans product quality, competitive integrity, user experience, and the ability to acquire and retain players efficiently. The competitive landscape includes:

Public Skill-Based Gaming Platforms

●	Skillz Inc. (NYSE: SKLZ) — a mobile competition platform enabling real-money skill-based tournaments across multiple game types, demonstrating public-market acceptance of skill-based gaming as a standalone category.

Private and Hybrid Operators

●	Mobile-first competitive platforms offering head-to-head and tournament gameplay across sports-adjacent and casual titles.

●	Fantasy-adjacent platforms emphasize skill, strategy, and player knowledge over chance.

We believe the ability to deliver fair matchmaking, fraud prevention, transparent scoring, and trusted competitive environments is a key differentiator within the skill-based gaming ecosystem.

Role of AI in Skill-Based Gaming

AI is increasingly becoming a foundational technology layer within skill-based gaming platforms. AI enables:

●	Personalized Experiences

○	Dynamic content, contests, and challenges tailored to individual player behavior, skill level, and preferences.

●	Improved Competitive Integrity

○	AI-driven monitoring to detect abnormal play patterns, fraud, or collusion, supporting fair competition.

●	Enhanced Engagement and Retention

○	Intelligent matchmaking, difficulty balancing, and progression systems designed to keep players appropriately challenged and engaged.

●	Data-Driven Game Design

○	Continuous optimization of formats, scoring systems, and user flows based on real-time behavioral data.

We believe AI-enabled personalization allows skill-based gaming platforms to move beyond static formats toward curated, adaptive competitive experiences that evolve with the user.

Skill-Based Gaming — Market Size, Participation, and Demographics

Participant Base and User Adoption

Third-party industry research indicates that skill-based competitive gaming attracts hundreds of millions of participants globally, driven primarily by mobile-first platforms that offer head-to-head and tournament-style gameplay. Estimates of global mobile gaming participation exceed 3 billion users, with a substantial and growing subset engaging in competitive, skill-based formats rather than purely casual play.

In the United States, skill-based gaming participation is estimated at tens of millions of active users annually, encompassing mobile skill games, competitive sports-adjacent games, and structured tournament formats. Industry analysts consistently identify skill-based games as one of the fastest-growing participation segments in mobile gaming, driven by low barriers to entry, short session lengths, and repeatable competitive loops.

Demographic Profile

Skill-based gaming participation skews toward 18–44-year-old consumers, a demographic cohort that overlaps significantly with fantasy sports players, esports viewers, and digitally native entertainment audiences. Key demographic characteristics cited by third-party gaming and mobile analytics firms include:

●	Strong adoption among millennial and Gen Z users, particularly mobile-native consumers.

●	High participation across both casual and midcore gaming audiences, with competitive formats appealing to users seeking mastery and progression.

●	Broad geographic reach, with robust adoption in North America, Europe, and Asia-Pacific, supported by smartphone penetration and mobile payment infrastructure.

Unlike traditional gaming categories that may rely heavily on younger audiences or single-session play, skill-based gaming platforms benefit from multi-year user lifecycles driven by competition, ranking systems, and social interaction.

Engagement and Retention Characteristics

Skill-based gaming demonstrates engagement metrics that compare favorably to many other digital entertainment formats. Competitive mechanics encourage:

●	Frequent repeat play, as users seek to improve performance and rankings.

●	Longer session frequency during tournaments, leagues, or events.

●	Higher retention rates relative to purely casual games due to progression, mastery, and community participation.

Industry research has noted that competitive mobile games often achieve higher retention and lifetime value than non-competitive casual games, meaningfully, as players are incentivized to return regularly to refine skills and participate in structured competitions.

Monetization and Spend Behavior

Skill-based gaming platforms typically monetize through participation-driven models rather than one-time transactions. Standard benchmarks cited by industry analysts include:

●	Entry fees or tournament participation fees, where permitted by law.

●	Subscriptions or premium tools, including analytics, progression features, and competitive enhancements.

●	In-game purchases, particularly cosmetic or progression-related features that do not undermine skill determination.

●	Advertising and sponsorships, especially within high-engagement competitive environments.

Third-party research suggests that skill-based gaming users often demonstrate higher average revenue per user (ARPU) and longer lifetime value (LTV) compared to purely casual mobile gamers, due to repeat participation and sustained engagement over time.

Competitive Density and Network Effects

Skill-based gaming ecosystems benefit from network effects, as deeper player pools improve matchmaking quality, tournament liquidity, and overall user experience. Platforms with larger and more engaged communities are often able to offer:

●	Faster matchmaking and fairer competition

●	More diverse tournament formats and skill tiers

●	Stronger social and community-driven retention

We believe competitive integrity, transparent scoring, and trusted infrastructure are critical differentiators in sustaining these network effects.

Introduction of Predictive Mechanics as a Skill Expression

As skill-based gaming matures, specific platforms may introduce predictive or event-driven mechanics as an extension of competitive skill expression. In these formats, players apply knowledge, research, and strategic reasoning to forecast outcomes within structured, competitive frameworks.

Importantly, predictive mechanics in this context are viewed as a complement to skill-based gameplay, rather than a replacement. When layered thoughtfully and supported by AI-driven personalization, predictive features can enhance engagement while preserving the foundational emphasis on skill, mastery, and fairness.

Long-Term Evolution Toward Predictive and Event-Driven Gamification

Over time, and subject to regulatory considerations, advances in AI, data availability, and consumer familiarity may enable the expansion of event-driven and predictive gamification models. These formats have the potential to:

●	Increase user engagement through real-world relevance.

●	Support new competitive formats tied to live events.

●	Create deeper personalization through AI-driven insights.

Importantly, we view predictive gamification as a long-term evolution, built on a foundation of skill-based competition, trusted platforms, and responsible design. Any future expansion into predictive formats would be carefully structured, compliant with applicable regulations, and aligned with our core emphasis on skill, transparency, and user trust.

Skill-Based Market Opportunity Summary

Based on third-party market research and industry analysis, we believe the skill-based gaming segment represents a large, expanding, and demographically attractive opportunity characterized by:

●	A global participant base measured in the hundreds of millions

●	Strong adoption among 18–44-year-old, mobile-native consumers

●	High engagement, repeat play, and retention relative to casual gaming

●	Monetization models aligned with participation and long-term user value

This combination of scale, engagement, and monetization efficiency supports the continued growth of skill-based gaming. It provides a foundation for responsible, AI-enabled expansion into adjacent predictive and event-driven experiences over time.

Digital Gaming and Interactive Entertainment Industry

The Company operates within the global digital gaming and interactive entertainment industry, which encompasses regulated sports betting, internet gaming (“iGaming”), fantasy sports, skill-based gaming, sweepstakes, and social casino models, as well as emerging predictive and event-based formats. These segments collectively represent a growing share of the broader entertainment and media economy, driven by increased mobile penetration, real-time data availability, the adoption of digital payments, and consumer demand for interactive and personalized engagement.

According to industry sources, U.S. commercial gaming revenue reached record levels in 2024, reflecting continued growth across both land-based and digital channels (American Gaming Association (“AGA”), State of the States). Digital formats—including mobile sports betting and iGaming—have been among the fastest-growing categories, supported by regulatory expansion, improved user experience, and integration with media and content ecosystems.

While these markets have demonstrated strong growth, they remain highly competitive and subject to evolving regulatory, technological, and consumer dynamics.

Sports Betting

Sports betting consists of wagers placed on the outcomes of professional and collegiate sporting events through licensed operators. In the United States, sports betting is regulated on a state-by-state basis, with each jurisdiction establishing its own licensing requirements, tax structures, permitted wager types, and consumer protection standards.

Industry data indicates that U.S. sports betting revenue reached record levels in 2024, driven by expanded geographic availability, increased mobile adoption, and growth in in-play and micro-event wagering formats (AGA). Sports betting operators increasingly compete on technology, pricing, data analytics, and customer engagement rather than solely on market access.

Despite its growth, the sports betting industry is subject to ongoing regulatory scrutiny, including potential changes to advertising standards, tax rates, and operational restrictions. In addition, operators face competition from adjacent interactive entertainment formats that emphasize prediction, skill, or social engagement rather than traditional wagering.

Internet Gaming (iGaming)

iGaming refers to casino-style gaming conducted over the internet, including digital versions of traditional casino games such as slots, table games, and poker. In the United States, iGaming is legal in a limited number of states and is regulated separately from sports betting.

According to AGA data, regulated U.S. iGaming revenue increased significantly in 2024, with growth concentrated in a small number of early-adopter states. Industry research suggests that iGaming benefits from high user engagement, recurring usage patterns, and favorable unit economics compared to other digital entertainment formats.

Future growth in iGaming is expected to depend on legislative expansion into additional states, regulatory and tax structures, and continued consumer acceptance of digital casino products. There can be no assurance that additional states will legalize iGaming or that regulatory terms will be favorable to operators.

Fantasy Sports and Skill-Based Gaming

Fantasy sports and skill-based gaming involve contests in which participants compete based on knowledge, strategy, and predictive decision-making rather than pure chance. These formats include season-long fantasy leagues, short-duration contests, peer-to-peer competitions, and proprietary game structures.

In many jurisdictions, fantasy sports and certain skill-based games are distinguished from gambling under applicable law, provided that statutory requirements related to skill predominance, prize disclosure, and contest design are satisfied. However, regulatory treatment varies by state, and legal interpretations continue to evolve.

The fantasy and skill-based gaming market has expanded beyond traditional sports to include alternative sports, entertainment, and other real-world events, reflecting consumer interest in interactive formats that reward knowledge, engagement, and strategic decision-making.

Technology platforms supporting these formats increasingly rely on data analytics, behavioral modeling, and personalization engines to enhance engagement and retention—capabilities that are becoming critical competitive differentiators.

Sweepstakes and Social Casino Models

Sweepstakes and social casino models typically allow users to participate without making a direct monetary wager, often utilizing alternative virtual currencies, promotional entries, or free-to-play mechanics. These models are generally designed to operate within the frameworks of state and federal sweepstakes and promotional laws rather than traditional gambling statutes.

According to advisory and legal analyses, sweepstakes-based gaming has grown due to greater accessibility and reduced regulatory barriers; however, the category has also attracted increased scrutiny from regulators and courts (KPMG, Sweepstakes Gaming).

Regulatory focus has increasingly emphasized the economic substance of these models, including monetization mechanics, prize redemption features, and the relationship between free and paid participation. As a result, operators in this category face heightened regulatory and legal uncertainty.

Predictive and Event-Based Markets

Predictive and event-based market formats allow participants to express views on the likelihood of future outcomes across sports, entertainment, or real-world events. These models may resemble financial or commodity-style contracts rather than traditional wagering, depending on structure and execution.

In the United States, specific predictive markets may fall under federal regulatory oversight, including the jurisdiction of the Commodity Futures Trading Commission (“CFTC”). Recent legal and regulatory developments highlight uncertainty regarding the permissibility and scope of such products, particularly where they intersect with sports or consumer entertainment.

The regulatory framework applicable to predictive markets remains unsettled, and outcomes may differ across federal and state authorities.

Regulatory Environment

General Regulatory Framework

The gaming, betting, and interactive entertainment industries are subject to extensive regulation at the federal, state, and, in some cases, local levels. Regulatory oversight varies based on product type, jurisdiction, and operational structure.

Compliance obligations may include licensing and suitability reviews, financial reporting, data security and privacy requirements, responsible gaming measures, anti-money laundering controls, advertising restrictions, and ongoing regulatory audits. Failure to comply with applicable laws and regulations may result in fines, license suspension or revocation, operational restrictions, or other penalties.

State-Based Regulation of Sports Betting and iGaming

In the United States, sports betting and iGaming are regulated primarily at the state level. Each state establishes its own regulatory authority, licensing standards, tax rates, and operational requirements. As a result, there is no uniform regulatory framework across jurisdictions.

Legislative expansion into additional states is subject to political, economic, and social considerations. There can be no assurance that additional states will authorize sports betting or iGaming, or that any such authorization will occur on terms favorable to operators.

Fantasy Sports and Skill-Based Gaming Regulation

Fantasy sports and skill-based gaming are regulated through a combination of state statutes, attorney general interpretations, and consumer protection laws. Some states explicitly authorize fantasy sports contests, while others rely on interpretations of existing gambling statutes.

Regulatory risk includes potential reclassification of products as gambling, changes in statutory definitions of skill versus chance, and evolving compliance requirements. Regulatory treatment may also change as new game formats emerge.

Sweepstakes, Social Casino, and Promotional Law Considerations

Sweepstakes and promotional gaming models are subject to state and federal laws governing contests, promotions, and unfair or deceptive practices. Regulators and courts have increasingly examined whether certain sweepstakes structures effectively function as gambling, notwithstanding their formal design.

This area of regulation is evolving rapidly, and enforcement actions, litigation, or legislative changes could materially impact the viability of specific business models.

Federal Oversight and Emerging Regulatory Risk

Specific interactive gaming formats, including predictive and event-based markets, may fall under federal oversight depending on product structure. Federal agencies may assert jurisdiction over products that resemble financial instruments, derivatives, or commodities. In addition, federal laws relating to payment processing, data privacy, consumer protection, and advertising may apply across multiple gaming categories.

Regulatory Uncertainty

The regulatory environment applicable to interactive gaming and digital entertainment continues to evolve. Changes in laws, regulations, interpretations, or enforcement priorities could materially affect market conditions, increase compliance costs, restrict product offerings, or limit the Company’s ability to operate in certain jurisdictions.

Description of Property

We maintain our corporate offices at 500 Post Road East, Westport, Connecticut 06880. We currently pay rent of approximately $ 0 a month, and our lease agreement is through 0] for approximately 0 square feet in an office-suite location. We believe our current office space is suitable and adequate for its intended purposes and our near-term expansion plans.

Human Capital/Employees

As of January 15th, 2026, we had 2 full-time employees, including 1 of our executive officers. We currently have 13 key consultants handling important day to day responsibilities from operations, technology/engineering, finance, investor and public relations, and business development. We also intend to engage consultants and contractors to supplement our permanent workforce on an as needed basis. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Financial Statements and Schedules

See Consolidated Financial Statements, which appear on page F-1 herein.

All schedules are omitted because they are not applicable or because the required information is contained in the Consolidated Financial Statements or notes included herein

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Registration Statement contains “forward-looking statements.” These statements include, among other things, statements regarding expanding our business and our liquidity as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our ability to raise capital, regulatory issues which affect our business model, and those discussed under the caption “Risk Factors.” We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Business Overview

We are a technology and intellectual-property-driven gaming and digital entertainment company developing proprietary platforms that deliver skill-based, data-supported, and highly personalized interactive experiences. The Company’s focus is on creating curated engagement products that blend fantasy sports frameworks, predictive modeling, gamification mechanics, and behavioral personalization to drive user participation through direct team ownership across underserved and emerging segments of the sports entertainment marketplace.

MGAM’s current strategy emphasizes the development and commercialization of technology assets, data-driven scoring engines, mobile-first user interfaces, and proprietary behavioral-logic systems designed to support next-generation fantasy formats. These products are intended to offer users deeper strategic optionality and more immersive experiences than conventional fantasy sports models, which often rely on simplified scoring systems and limited personalization.

Components of Consolidated Statements of Operations

Revenue and Cost of Revenue

During 2025, the Company established a beta league for fantasy baseball utilizing its Dominus Sports product, which provides customers the opportunity to create and own a team with three different tier pricing options. Ownership fees paid provide the customer with ownership rights over a five-year period. Customers also have the ability to buy additional micro transactions, which provide various additional rights or improvements to their teams. Team ownership fees are generally recognized over the five-year ownership period and micro transactions are generally recognized as revenue when billed. As of September 30, 2025, the amount of deferred revenue from ownership fees was approximately $10,000. Revenue and cost of revenue for the three and nine months ended September 30, 2025 from the beta league was immaterial.

As of December 31, 2023, we have generated minimal revenue and cost of revenue.

General and Administrative Expenses

General and administrative expenses consist principally of employee compensation, event marketing and development fees, insurance expense, public listing fees, and other professional fees for consulting, legal, auditing and tax services.

Sales and Marketing Expenses

Sales and marketing costs consist principally of expenses associated with Esport events sponsored by the Company.

Impairment Expense

Impairment expense consists of the write-off of property and equipment and the costs of software development projects that have been abandoned.

Three and Nine months Ended September 30, 2025 compared with the Three and Nine months Ended September 30, 2024

The following table summarizes the results of our operations for the three and nine months ended September 30, 2025 and 2024, together with the changes in those items in dollars and as a percentage:

	Nine Months	Nine Months			Three Months	Three Months
	Ended	Ended			Ended	Ended
	September 30, 2025	September 30, 2024	Change	% Change	September 30, 2025	September 30, 2024	Change	% Change

Revenue	$57	$-	$57	*	$57	$-	$57	*

Operating expenses:
Research and development expenses	-	-			-	-
General and administrative	1,630,673	1,222,917	407,756	33%	858,079	404,295	453,784	112%
Total operating expenses	1,630,673	1,222,917	407,756	33%	858,079	404,295	453,784	112%

Loss from operations	(1,630,616)	(1,222,917)	(407,699)	33%	(858,022)	(404,295)	(453,727)	112%

Interest income	27	200			-	22
Interest expense	(12,834)	-			(11,008)	-
Change in fair value of convertible notes payable	(28,245)	-			(28,245)	-
Gain on sale of property and equipment	-	-			-	-
Other income (expense), net	(41,052)	200	(41,252)	**	(39,253)	22	(39,275)	**
Loss from continuing operations	(1,671,668)	(1,222,717)	(448,951)	37%	(897,275)	(404,273)	(493,002)	122%
Income taxes	-	-			-	-

Loss from continuing operations	(1,671,668)	$(1,222,717)			(897,275)	$(404,273)

Discontinued operations (Note 11)

Loss from operations of discontinued MOGO Pvt Ltd	(122,564)	(496,496)			(51,197)	(199,488)
Gain on classification as held for sale	12,866	-			-	-
Income tax benefit	-	-			-	-
Loss on discontinued operations	(109,698)	(496,496)	386,798	-78%	(51,197)	(199,488)	148,291	-74%
Net loss	$(1,781,366)	$(1,719,213)	$(62,153)	4%	$(948,472)	$(603,761)	$(344,711)	57%

*	Not meaningful

**	Significantly more than 500%

Comparison of the Year Ended December 31, 2024 to the Year Ended December 31, 2023

The following table summarizes the results of our operations:

	2024	2023	$ Change	% Change
Revenue	$25,409	$4,962	$20,447	**
Operating expenses:
General and administrative	2,272,929	4,320,090	(2,047,161)	(47)%
Sales and marketing	-	673,068	673,068	*
Impairment expense	79,566	1,817,739	(1,738,173)	(96)%
Total costs and expenses	2,352,495	6,810,897	(4,458,402)	(65)%
Loss from operations	(2,327,086)	(6,805,935)	(4,478,849)	(66)%
Interest income (expense), net	(1,209)	26,679	28,001	**
Net loss	$(2,328,295)	$(6,779,256)	$(4,450,961)	(66)%

*	Not meaningful

**	Change is more than 100%

General and Administrative Expenses

General and administrative expenses were approximately $858,000 for the three months ended September 30, 2025, compared with $404,000 for the three months ended September 30, 2024. The increase in general and administrative expenses was primarily driven by an increase of approximately $525,000 in consulting expense and $11,000 in travel and marketing expense. This increase was offset by decreases of $24,000 in legal and accounting fees and $70,000 in board fees and US payroll.

General and administrative expenses were approximately $1,631,000 for the nine months ended September 30, 2025, compared with $1,223,000 for the nine months ended September 30, 2024. The increase in general and administrative expenses was primarily driven by an increase of approximately $759,000 in consulting expense, $36,000 in marketing expense and $10,000 in travel expense. This increase was offset by decreases of $241,000 in legal, accounting and professional fees, $162,000 in board fees and US payroll and $21,000 in insurance expense.

General and administrative expenses were approximately $2,273,000 for the year ended December 31, 2024, compared to $4,320,000 for the year ended December 31, 2023. The decrease of $2,047,000 was primarily due to a decrease in accounting, consulting, and professional fees totaling $1,001,000, a decrease in US payroll of $901,000, a decrease in travel of $390,000, offset by an increase in legal and board fees of $122,000 and an increase in India expenses of $187,000.

Sales and Marketing Expenses

Sales and marketing expenses were nil for the year ended December 31, 2024 compared to approximately $673,000 for the year ended December 31, 2023. The decrease was primarily related to event sponsorships and social media advertising costs incurred during 2023 that were not incurred in 2024.

Impairment Expense

During 2024 we recorded a write-off of equipment and furniture from our India subsidiary of approximately $80,000 as it was no longer in use and in 2023, we recorded a write-off of the costs of software development projects that we are no longer pursuing, resulting in an impairment charge of approximately $1,818,000.

Liquidity and Capital Resources

As of September 30, 2025 and December 31, 2024, we had cash of approximately $810,000 and $929,000, respectively. We have financed our operations through the issuance of common stock and common stock with warrants. In July 2022, we issued 1,725,000 shares of common stock for total gross proceeds of $6,900,000 through an initial public offering (“IPO”). We received net proceeds after commissions, fees and expenses of approximately $5,465,000. In September 2022, we issued 1,886,793 shares of common stock along with 1,886,793 warrants, for total gross proceeds of $5,000,001 through a private equity placement (“PIPE”). We received net proceeds after commissions, fees and expenses of approximately $4,422,000. In 2025 the Company issued 500,000 shares of common stock with warrants to purchase up to 500,000 shares of common stock (“2025 Warrants”) at an exercise price of $0.26 per share through a private stock offering. The total purchase price was $0.25 per share and warrant for total gross proceeds of $125,000. In 2025, we also issued several note payable agreements totaling $125,000 and issued several convertible promissory notes for total gross proceeds of $551,500.

As of December 31, 2024 and December 31, 2023, we had cash and restricted cash of approximately 929,000 and $3,175,000, respectively. We have financed our operations through the issuance of common stock and common stock with warrants. In July 2022, we issued 1,725,000 shares of common stock and 172,500 warrants for total gross proceeds of $6,900,000 through an initial public offering (“IPO”). We received net proceeds after commissions, fees and expenses of approximately $5,465,000,. In September 2022, we issued 1,886,793 shares of common stock along with 1,886,793 warrants, for total gross proceeds of $5,000,001 through a private equity placement (hereinafter “PIPE”). We received net proceeds after commissions, fees and expenses of approximately $4,377,000.

Issuance of Common Stock and Warrants in IPO

During July 2022, we issued 1,725,000 shares of common stock for total gross proceeds of $6,900,000 through an initial public offering (“IPO”). We received net proceeds after commissions, fees and expenses of approximately $5,465,000.

As a part of this transaction we issued warrants to the representative of the underwriters to purchase a number of common shares equal to 10% of the total number of common shares sold by the Company in the IPO. The representative’s warrants provide for the purchase of up to 172,500 shares of common stock at a purchase price of $6.60 per share. The representative’s warrants, if exercised, must be purchased in cash, are exercisable commencing six months after July 28, 2022. and expire on July 28, 2027. There is no assurance that all, or any of these warrants will be exercised.

Issuance of Common Stock and Warrants in PIPE

During September 2022, we issued 1,886,793 units, each consisting of one share of common stock and one warrant for a total of 1,886,793 shares of common stock and 1,886,793 warrants to acquire our common stock in the future for total gross proceeds of $5,000,001 through a private equity placement agreement (“PIPE”). In conjunction with this issuance of common stock, 1,886,793 warrants (“PIPE Warrants”) to purchase common stock were issued to the investors having an exercise price of $2.90 per share and 339,623 warrants (“Placement Agent Warrants”) were issued to the placement agent as a part of their fee, having an exercise price of $2.915 per share. The Company received net proceeds, after commissions, fees and expenses of approximately $4,377,000. Both sets of warrants expire in September 2027 if not exercised. There is no assurance that all, or any of these warrants will be exercised.

Funding Requirements

We believe we may need to raise additional funding to meet our cash, operational and liquidity requirements for at least 12 months after the date of the filing of our quarterly report for the period ended September 30, 2025.

We cannot specify with certainty all of the particular uses for the net proceeds to us from the IPO and the PIPE. Accordingly, our management will have broad discretion in the application of these proceeds.

We intend to use the net proceeds from the IPO and the PIPE for operating expenses, marketing, event expenses, streaming, retention of additional staff in India, working capital and general corporate purposes, including perhaps acquisitions of game licenses, technology platform agreements and strategic partnerships. Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of the IPO and the PIPE. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations and the amount of competition we face and other operational factors. We may find it necessary or advisable to use portions of the proceeds from the IPO and the PIPE for other purposes.

Because of the numerous risks and uncertainties associated with establishing a new business in India, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on many factors, including:

●	Failure of future market acceptance of our mobile esports products and services;

●	Increased levels of competition;

●	Changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	Our ability to retain and attract senior management and other key employees;

●	Our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	Other risks, including those described in the “Risk Factors” discussion.

See “Risk Factors” for additional risks associated with our substantial capital requirements.

Cash Flows

The following table summarizes our sources and uses of cash:

	Nine months Ended
	September 30,
	2025	2024
Net cash provided by (used in):
Operating activities	$(804,288)	$(1,750,597)
Investing activities	(110,000)	(65,557)
Financing activities	796,910	(65,040)
Effect of exchange rate changes on cash	(1,160)	(2,655)
Net decrease in cash	$(118,538)	$(1,883,849)

Operating Activities

Net cash used in operating activities decreased by approximately $946,000 for the nine months ended September 30, 2025 compared with the nine months ended September 30, 2024. The decrease was primarily due to a $28,000 increase in the change in fair value of convertible notes payable; a $689,000 increase in non-cash expenses for stock and warrants issued for services and a $335,000 change in operating assets and liabilities, offset by an increase in net loss of approximately $62,000 and a $55,000 decrease in depreciation expense and amortization of right of use assets.

Net cash used in operating activities for 2024 was approximately $2,107,000 compared to $3,574,000 for 2023. The decrease in cash used in operations of approximately $1,467,000 was primarily due to a decrease in net loss of approximately $4,451,000 offset by a decrease in non-cash charges of impairment expense of approximately $1,738,000, decrease in write-off of note receivable of $70,000, decrease in common stock and warrants issued for services of approximately $406,000, and a $776,000 net decrease in the change in operating assets and liabilities.

Investing Activities

Net cash used in investing activities increased by approximately $44,000 for the nine months ended September 30, 2025 compared with the nine months ended September 30, 2024. This increase was primarily due to a $110,000 increase in software costs, offset by a $66,000 decrease in property and equipment purchases.

Net cash used in investing activities for 2024 was approximately $68,000 compared to $650,000 for 2023. The decrease of approximately $582,000 was primarily due to a $561,000 decrease in cash payments to suppliers for software, a decrease of $70,000 issued for a note receivable, offset by an increase of $48,000 for payments of property and equipment.

Financing activities

Net cash provided by financing activities increased by approximately $862,000 for the nine months ended September 30, 2025 compared with the nine months ended September 30, 2024. The change was due to an increase of financing raised from the issuance of convertible notes payable, notes payable and common stock with warrants totaling $801,500, a decrease in payments on the note payable of $65,000 and an increase in stock issuance costs of $5,000.

Net cash used in financing activities for 2024 was approximately $65,000 compared to $161,000 for 2023. The change of approximately $96,000 was due to a decrease in the amount of principal payments on note payable in 2024 compared to 2023.

Contractual Obligations and Commitments

From time to time, we may be involved in various litigation matters, which arise in the ordinary course of business. There is currently no litigation that we believe will have a material impact on the financial position of the Company.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of these consolidated financial statements requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date the consolidated financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates and assumptions. Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements includes a summary of the significant accounting policies we used to prepare our consolidated financial statements. We have discussion the selection and disclosure of our critical accounting policies and estimates with our Audit Committee. The following is a review of our most significant policies and estimates.

Liquidity and Going Concern

The Company’s operations are subject to certain risks and uncertainties, including, among others, the Company’s need for additional financing, the ability to attract mobile esports users and viewers to the Company’s offerings, the challenges of establishing a business in India, and reliance on key members of management.

The accompanying financial statements have been prepared on the basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history, has incurred operating losses to date, and expects to incur operating losses for the foreseeable future. In addition, the Company has had significant management turnover in the past year and has significantly decreased its operational activity in India, which could negatively impact the Company’s ability to achieve its strategic direction. Furthermore, the Company may be unable to generate significant revenue within the next year or generate sufficient cash flows to continue its operations. The Company has a new Chief Executive Officer and is working with other consultants and its board of directors to operate the Company. Management believes the current team has the necessary experience to achieve its goals.

The Company has approximately $929,000 of cash as and an accumulated deficit of approximately $10,643,000 as of December 31, 2024. Management believes that the Company will need to raise additional capital to continue to operate for the next 12 months from the date of the issuance of the consolidated financial statements. The failure of the Company to raise additional capital and achieve its business objectives could have a material adverse effect on the Company’s results of operations. These conditions, among other factors, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Long-Lived Assets

The Company reviews long-lived assets for realizability on an ongoing basis. Changes in depreciation and amortization, generally accelerated depreciation and variable amortization, are determined and recorded when estimates of the remaining useful lives or residual values of long-term assets change. The Company also reviews for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. In those circumstances, the Company performs undiscounted operating cash flow analyses to determine if an impairment exists. When testing for asset impairment, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable. Any impairment loss is calculated as the excess of the asset’s carrying value over its estimated fair value. Fair value is estimated based on the discounted cash flows for the asset group over the remaining useful life or based on the expected cash proceeds for the asset less costs of disposal. Any impairment losses would be recorded in the consolidated statements of operations. During 2024, the Company recorded an impairment loss of approximately $80,000. During 2023, the Company recorded an impairment loss of approximately $1,818,000.

Revenue

The Company records revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, the Company assesses the promised goods or services in the contract and identifies each distinct promised good or service.

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified as distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company evaluates any noncash consideration, consideration payable to the customer, potential returns and refunds, and whether consideration contains a significant financing element in determining the transaction price.

Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service to its customer.

During 2024, the Company received approximately $25,000 of revenue from prize money earned from teams that it sponsored for certain Esports competitions.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

JOBS Act

As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards when they are required to be adopted by public companies that are not emerging growth companies.

Subject to certain conditions, as an emerging growth company, we rely on certain of these exemptions, including without limitation:

●	reduced disclosure about our executive compensation arrangements;

●	no advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of 2027; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Smaller Reporting Company

As a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in addition to providing reduced disclosure about our executive compensation arrangements and business developments, among other reduced disclosure requirements available to smaller reporting companies, we present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position
Marco Welch	70	Chairman
Brett Rosin	39	Chief Executive Officer and Director
Mark Keeley	62	Chief Financial Officer
Steven Berman	61	Chief Operating Officer

The following are biographical summaries of those individuals who serve as our executive officers and directors:

Marco Welch, Chairman. Mr. Welch has over 30 years of investment banking experience and was the owner of the commodities firm, BD Alpha3 Corp., where he has served as a consultant for more than the past five years. BD Alpha3 Corp is not currently active. As a specialist on the Chicago Stock Exchange, he held Series 3, 7 and 63 licenses. In addition, he was CMO for Cabrera Capital, where he marketed a $10 billion bond deal for the State of Illinois. This was the largest bond deal in the state’s history. Previously, he was CMO for Medtech Detect. Mr. Welch was classically trained at The Chicago Conservatory College.

Brett Rosin. Mr. Rosin is a digital media and sports tech executive with prior experience in audience development, monetization, and product development with an emphasis on data-driven results to improve user experiences in the entertainment and fantasy sports industry. Mr. Rosin previously founded and operated Rant Inc., a digital-media network that started with sports content and expanded into a national content distribution across web and social-media channels around 14 different content verticals. His prior responsibilities included corporate and business development and governance, user generation, tech expansions, with and evaluating advertising and e-commerce supported models. Management believes this experience may assist the Company in tech and overall business strategy around product, revenue generation, and user growth, however, there can be no assurance that prior results will be indicative of the Company’s future performance.

Mark J. Keeley, Chief Financial Officer. Mr. Keeley is a 40-year CPA and experienced financial professional with a diverse background as 10-year CFO of multiple public and private entities and former Partner with PricewaterhouseCoopers LLP. Mr. Keeley earned his BS in Accounting and Information Systems from the University of Massachusetts at Amherst and a Masters Degree in Finance from Boston College.

Steven Berman, Chief Operating Officer. Steven Berman brings decades of experience in both regulated and grey-market gaming sectors. Berman’s career spans over 25 years, during which he has played a crucial role in the evolution of online and regulated gaming. He was part of the World Poker Tour in its infancy, where he helped pioneer one of the most successful poker brands in the world. He also created the highly acclaimed **WPT Boot Camps**, which helped revolutionize poker training and engagement. Beyond his work with WPT, Berman has worked closely on multiple projects with the **Seminole Tribe of Florida**, one of the most influential gaming operators in the U.S. His deep understanding of both **iGaming’s grey markets and the highly regulated U.S. gaming space**, coupled with his ability to navigate compliance and licensing, sets him apart as a unique figure in the industry. He holds multiple gaming licenses, solidifying his expertise in regulatory affairs and operations.

Director Independence

The rules of the OTC Stock Market, or the OTC Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the OTC Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the OTC Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The OTC Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the Nasdaq Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the Company.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors are independent as defined under the Nasdaq Rules.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of business conduct and ethics will be made available on the Corporate Governance section of our website, which is located at https://mobileglobal.us.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2025 and 2024 to our principal executive officers (collectively the “named executive officers”), including:

●	Brett Rosin, Chief Executive Officer;

●	Mark Keeley, Chief Financial Officer;

●	Steven Berman, Chief Operating Officer;

●	David Pross, Former Chief Executive Officer; and

●	Kiki Benson, Former Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option awards ($)	Total ($)
Brett Rosin, Chief Executive Officer	2025	$96,000	$-	$10,000	$	$106,000
	2024	$24,000	$-	$30,000	$	$54,000
Mark Keeley, Chief Financial Officer	2025	$-	$-	$30,000	$	$30,000
	2024	$54,000	$-	$-	$	$54,000
Steven Berman, Chief Operating Officer	2025	$114,000	$-	$17,000	$	$131,000
	2024	$19,000	$-	$-	$	$19,000
David Pross, Former Chief Executive Officer	2025	$-	$-	$-	$	$-
	2024	$-	$-	$-	$	$-
Kiki Benson, Former Chief Financial Officer	2025	$60,000	$-	$-	$	$-
	2024	$60,000	$10,000	$600	$	$70,600

(1)	Amounts reported represent the aggregate grant date fair value of equity awards granted to the non-employee directors, computed in accordance with the FASB’s ASC Topic 718.

Narrative Disclosure to Summary Compensation Table

Except as otherwise described below, there are no compensatory plans or arrangements, including payments to be received from the Company with respect to any named executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Employment Agreements

On October 31, 2024, we entered into an employment agreement with Brett Rosin (the “Rosin Employment Agreement”). Pursuant to the Rosin Employment Agreement, Mr. Rosin is employed as our Chief Executive Officer for a term of three (3) years, which automatically renews for successive periods of three (3) years each. Mr. Rosin is paid annual cash compensation of $96,000 and is entitled to an annual bonus of up to 100% of his annual cash compensation upon achievement of performance objectives to be determined by the Board. Mr. Rosin is eligible to exchange any of his bonus awards in cash for Common Stock up to 30% of the cash award earned. In the event that we terminate Mr. Rosin without Cause (as defined in the Rosin Employment Agreement), Mr. Rosin would be entitled to severance of six (6) months of his salary and bonuses.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2025, we had not granted any share options, share appreciation rights or any other awards under long-term incentive plans to any of our named executive officers.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors and received compensation for such service during the fiscal year ended December 31, 2025. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2025.

Name	Fees Earned or Paid in Cash ($)	Stock awards ($) (1)	Option Awards ($)	Total ($)
Marco Welch	$72,000	$12,500	$-	$84,500

(1)	Amounts reported represent the aggregate grant date fair value of equity awards granted to the non-employee directors during 2025, computed in accordance with the FASB’s ASC Topic 718.

Equity Grant Practices

Policies and Practices Regarding the Grant of Equity Awards

We do not schedule the grant of any equity awards in anticipation of the disclosure of material, non-public information and we do not schedule the disclosure of material, non-public information based on the timing of granting equity awards. We have not adopted a formal policy that dictates the timing of equity award grants. We may choose to grant equity awards outside of the annual broad-based awards (e.g., as part of a new hire package or as a retention or promotional incentive). During 2025, no stock option grants were made to any of our named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions for the years ended December 31, 2024 and 2023, to which we have been a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” elsewhere in this prospectus.

Related Person Transaction Policy and Procedures

The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, in which the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or material interest, including without limitation, purchases of goods and services by of from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Notwithstanding anything therein to the contrary, the policy is to be interpreted only in such a manner as to comply with Item 404 of Regulation S-K.

Certain Related Party Transactions

During the three and nine months ended September 30, 2025, the Company incurred expense of approximately $609,000 and $836,000, respectively, to certain stockholders for consulting services provided to the Company, which included payments to the Chief Executive Officer, Chief Operating Officer, Chief Marketing Officer, Chief of Staff and a board member. Included in the expense incurred, were shares of common stock issued during the three and nine months ended September 30, 2025 of 5,648,571 and 21,773,571 shares, respectively, valued at approximately $533,000 and $717,000, respectively, to various consultants for services provided.

During the three and six months ended June 30, 2025, the Company made payments of approximately $72,000 and $227,000, respectively, to certain stockholders for consulting services provided to the Company, which included payments to the Chief Executive Officer, Chief Operating Officer and a board member. In addition, during the three and six months ended June 30, 2025, the Company issued 1,500,000 and 16,125,000 shares of common stock valued at approximately $81,000 and $184,000, respectively, to various consultants for services provided.

During the three months ended March 31, 2025, the Company made payments of approximately $156,000 to certain stockholders for consulting services provided to the Company, which included payments to the Chief Executive Officer, Chief Operating Officer and a board member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of our shares of Common Stock beneficially owned as of February 11, 2026 by:

●	each person or group known by us to beneficially own more than 5% of our outstanding voting securities;

●	each director;

●	each named executive officer; and

●	all of our current directors and named executive officers of the company as a group.

The number of shares of Common Stock beneficially owned by each 5% holder, director, or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of February 11, 2026 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after February 11, 2026 are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares of Common Stock set forth in the following table. The inclusion in the table below of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares of Common Stock. As of February 11, 2026, there were 60,640,074 shares of Common Stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Named executive officers and directors:
Marco Welch, Chairman, Director	2,520,000	4.2%
Brett Rosin, CEO	6,000,000	9.9%
Mark J. Keeley, CFO	3,000,000	4.9%
Steven Berman, COO	3,500,000	5.8%

All current directors and named executive officers as a group (4 persons)	15,020,000	24.8%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each person is 500 Post Road East, Westport, Connecticut 06880.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at https://mobileglobal.us/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

MOBILE GLOBAL ESPORTS INC.

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

MOBILE GLOBAL ESPORTS INC.

Condensed Consolidated Balance Sheets

As of September 30, 2025 and December 31, 2024

		September 30,	December 31,
		2025	2024
	Note	(unaudited)	(audited)

Assets

Current assets:
Cash		810,081	$837,134
Prepaid expenses		30,257	85,801
Current assets held for sale	11	22,834	142,778
Total current assets		863,172	1,065,713
Software in progress	2	110,000	-
Operating lease right of use asset		-	-
Other long-term assets		-	-
Long-term assets held for sale		-	15,606
Total assets		973,172	$1,081,319

Liabilities

Current liabilities:
Accounts payable and accrued expenses	3	76,230	$58,463
Deferred revenue	2	9,700	-
Convertible notes payable	5	579,745	-
Notes payable, net	4	103,053	-
Current liabilities held for sale	11	-	23,615
Total current liabilities		768,728	82,078
Commitments and contingencies	8

Stockholders’ equity	7
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding		-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 52,190,074 and 27,936,503 shares issued and outstanding		5,219	2,793
Additional paid-in capital		12,646,745	11,660,365
Accumulated deficit		(12,422,776)	(10,642,727)
Accumulated other comprehensive loss		(8,559)	(6,322)
Total stockholders’ equity - Mobile Global Esports Inc.		220,629	1,014,109
Non-controlling interest		(16,185)	(14,868)
Total stockholders’ equity		204,444	999,241
Total liabilities and stockholders’ equity		973,172	$1,081,319

The accompanying footnotes are an integral part of these unaudited financial statements.

MOBILE GLOBAL ESPORTS INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

For the three and nine months ended September 30, 2025 and 2024

		Nine Months	Nine Months	Three Months	Three Months
		Ended	Ended	Ended	Ended
	Note	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Revenue	2	$57	$-	$57	$-

Cost of revenue		-	-	-	-

Gross profit		57	-	57	-

Operating expenses:
Research and development expenses		-	-	-	-
Selling, general and administrative expenses	9	1,630,673	1,222,917	858,079	404,295
Total operating expenses		1,630,673	1,222,917	858,079	404,295

Loss from operations		(1,630,616)	(1,222,917)	(858,022)	(404,295)

Interest income		27	200	-	22
Interest expense		(12,834)	-	(11,008)	-
Change in fair value of convertible notes payable		(28,245)	-	(28,245)	-
Gain on sale of property and equipment		-	-	-	-

Loss from continuing operations, before tax		(1,671,668)	(1,222,717)	(897,275)	(404,273)
Income taxes		-	-	-	-

Loss from continuing operations		(1,671,668)	$(1,222,717)	$(897,275)	$(404,273)

Discontinued operations (Note 11)

Loss from operations of discontinued MOGO Pvt Ltd		(122,564)	(496,496)	(51,197)	(199,488)
Gain on classification as held for sale		12,866	-	-	-
Income tax benefit		-	-	-	-
Loss on discontinued operations		(109,698)	(496,496)	(51,197)	(199,488)
Net loss		$(1,781,366)	$(1,719,213)	$(948,472)	$(603,761)

Net loss on discontinued operations - non-controlling interest		$(1,317)	$(5,959)	$(614)	$(2,394)
Net loss attributable to Mobile Global Esports Inc.		$(1,780,049)	$(1,713,254)	$(947,858)	$(601,367)

Loss from continuing operations per share attributable to common stockholders, basic and diluted		$(0.04)	$(0.06)	$(0.02)	$(0.02)

Loss from discontinued operations per share attributable to common stockholders, basic and diluted		$(0.00)	$(0.02)	$(0.00)	$(0.01)

Net loss per share attributable to common stockholders, basic and diluted		$(0.04)	$(0.08)	$(0.02)	$(0.03)

Weighted average common shares outstanding, basic and diluted		43,945,394	20,421,593	46,826,405	21,236,503

Comprehensive loss:
Net loss		(1,781,366)	(1,719,213)	(948,472)	(603,761)
Unrealized gain (loss) on foreign currency translation		(2,237)	1,022	(1,796)	(2,048)

Total comprehensive loss		$(1,783,603)	$(1,718,191)	$(950,268)	$(605,809)
Comprehensive loss attributable to non-controlling interest		(1,317)	(5,959)	(614)	(2,394)
Comprehensive loss - Mobile Global Esports Inc.		(1,782,286)	(1,712,232)	(949,654)	(603,415)

The accompanying footnotes are an integral part of these unaudited financial statements.

MOBILE GLOBAL ESPORTS INC.

Statements of Stockholders’ Equity

For the three and nine months ended September 30, 2025 and 2024

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Non-controlling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Gain (Loss)	Interest	Equity

Balance, December 31, 2024	27,936,503	$2,793	$11,660,365	$(10,642,727)	$(6,322)	$(14,868)	$999,241
Issuance of common stock for services	16,225,000	1,623	114,427	-	-	-	116,050
Other comprehensive gain	-	-	-	-	362	-	362
Net loss	-	-	-	(383,802)	-	106	(383,696)
Balance, March 31, 2025 (unaudited)	44,161,503	4,416	11,774,792	(11,026,529)	(5,960)	(14,762)	731,957
Issuance of common stock for services	1,500,000	150	80,350	-	-	-	80,500
Issuance of common stock with warrants	420,000	42	104,958	-	-	-	105,000
Issuance of common stock with notes payable	460,000	46	29,214	-	-	-	29,260
Other comprehensive loss	-	-	-	-	(803)	-	(803)
Net loss	-	-	-	(448,389)	-	(809)	(449,198)
Balance, June 30, 2025 (unaudited)	46,541,503	4,654	11,989,314	(11,474,918)	(6,763)	(15,571)	496,716
Issuance of common stock for services	5,528,571	553	638,833	-	-	-	639,386
Issuance of common stock with warrants	80,000	8	19,992	-	-	-	20,000
Issuance of common stock with notes payable	40,000	4	3,196	-	-	-	3,200
Stock issuance costs			(4,590)				(4,590)
Other comprehensive loss	-	-	-	-	(1,796)	-	(1,796)
Net loss	-	-	-	(947,858)	-	(614)	(948,472)
Balance, September 30, 2025 (unaudited)	52,190,074	5,219	12,646,745	(12,422,776)	(8,559)	(16,185)	204,444
Balance, December 31, 2023	21,191,593	$2,119	$11,427,419	$(8,322,769)	$(3,032)	$(6,531)	$3,097,206
Fair value of warrants issued for services	-	-	46,480	-	-	-	46,480
Other comprehensive loss	-	-	-	-	(300)	-	(300)
Net loss	-	-	-	(617,246)	-	(1,381)	(618,627)
Balance, March 31, 2024 (unaudited)	21,191,593	2,119	11,473,899	(8,940,015)	(3,332)	(7,912)	2,524,759
Fair value of warrants issued for services	-	-	46,480	-	-	-	46,480
Issuance of common stock	44,910	4	7,496	-	-	-	7,500
Other comprehensive loss	-	-	-	-	3,370	-	3,370
Net loss	-	-	-	(494,641)	-	(2,184)	(496,825)
Balance, June 30, 2024 (unaudited)	21,236,503	$2,123	$11,527,875	$(9,434,656)	$38	$(10,096)	$2,085,284
Fair value of warrants issued for services	-	-	46,480	-	-	-	46,480
Other comprehensive loss	-	-	-	-	(2,048)	-	(2,048)
Net loss	-	-	-	(601,367)	-	(2,394)	(603,761)
Balance, September 30, 2024 (unaudited)	21,236,503	$2,123	$11,574,355	$(10,036,023)	$(2,010)	$(12,490)	$1,525,955

The accompanying footnotes are an integral part of these unaudited financial statements.

MOBILE GLOBAL ESPORTS INC.

Statements of Cash Flows

For the nine months ended September 30, 2025 and 2024

	Nine months ended
	September 30, 2025	September 30, 2024
	unaudited	unaudited

Cash flows from operating activities

Net loss	$(1,781,366)	$(1,719,213)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for services	835,936	7,500
Amortization of debt discount	10,513	-
Depreciation	-	10,967
Fair value of warrants issued for services	-	139,440
Amortization of right of use assets	-	43,756
Change in fair value of convertible notes payable	28,245	-
Changes in operating assets and liabilities:
Prepaid expenses	82,843	(45,182)
Deferred revenue	9,700	-
Other assets	15,442	(16,522)
Accounts payable and accrued expenses	(5,601)	(127,743)
Operating lease liabilities	-	(43,600)

Net cash used in operating activities	(804,288)	(1,750,597)

Cash flows from investing activities

Advances to suppliers for software	(110,000)	-
Payments for property and equipment	-	(65,557)

Net cash used in investing activities	(110,000)	(65,557)

Cash flows from financing activities

Issuance of common stock with warrants	125,000	-
Issuance of notes payable	125,000	-
Issuance of convertible notes payable	551,500	-
Payment of stock issuance costs	(4,590)	-
Repayment of note payable	-	(65,040)

Net cash provided by financing activities	796,910	(65,040)

Effect of exchange rate changes on cash	(1,160)	(2,655)

Net decrease in cash	(118,538)	(1,883,849)

Cash as of beginning of period	928,619	3,174,703

Cash as of end of period	$810,081	$1,290,854
Supplemental disclosure of cash flow information
Right of use assets obtained on operating lease commencement	$-	$24,581

Warrants issued with notes payable	$32,460	$-

The accompanying footnotes are an integral part of these unaudited financial statements.

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Note 1 - Organization and Basis of Presentation

Organization

Mobile Global Esports Inc. (“MOGO Inc” or “MGAM”) was incorporated on March 11, 2021 under the laws of the State of Delaware. The Company was originally named Elite Esports, Inc. but changed its name to Mobile Global Esports Inc. on April 21, 2021. During July 2022, MOGO Esports Private Limited (“MOGO Pvt Ltd”) was established and incorporated in India. During June 2025, MOGO Pvt LTD was determined to have no value and was removed from MOGO Inc.’s records (see Note 11). Also, during June 2025, MGAM announced the beta launch of its flagship product, Dominus Sports, integrated with PUHZL, MGAM’s proprietary artificial intelligence platform. Dominus Baseball is the first product that has been developed by MGAM. Dominus introduces true-to-life simulation gameplay by turning live sports data into full 9-inning box scores using MGAM’s proprietary algorithms. The platform supports collaborative, role-based team ownership, enabling groups of users to manage teams as owners, scouts, coordinators, and general managers in a dynamic, strategic environment. PUHZL uses a combination of deterministic modeling and predictive modeling to drive in-app conversions, delivering personalized suggestions, adaptive chat experiences, and intelligent alerts that evolve with each user’s behavior. In October 2025, MGAM purchased Reality Sports Online (“RSO”), which is a premier dynasty-style Football fantasy sports platform built around real-world contract negotiations, salary-cap management, and multi-season franchise control. This acquisition unites RSO’s long-term team-management experience with Dominus Baseball’s real-time predictive gameplay, creating a fully integrated fantasy sports ecosystem that bridges instant competition and strategic ownership.

Basis of Presentation

The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Interim financial statements

The unaudited condensed financial statements are prepared by the Company, pursuant to the rules and regulations of the SEC. The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America were omitted pursuant to such rules and regulations. The results of operations for the three and nine months ended September 30, 2025 are not necessarily indicative of the results expected for the year ending December 31, 2025.

Liquidity and Going Concern

The Company’s operations are subject to certain risks and uncertainties, including, among others, the Company’s need for additional financing, the ability to attract mobile esports users and viewers to the Company’s offerings, the challenges of establishing a business in India, and reliance on key members of management.

The accompanying financial statements have been prepared on the basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history, has incurred operating losses to date, and expects to incur operating losses for the foreseeable future. In addition, the Company has had significant management turnover in the past year and has significantly decreased its operational activity in India, which could negatively impact the Company’s ability to achieve its strategic direction. Furthermore, the Company may be unable to generate significant revenue within the next year or generate sufficient cash flows to continue its operations. The Company has a new Chief Executive Officer and is working with other consultants and its board of directors to operate the Company. Management believes the current team has the necessary experience to achieve its goals.

The Company has approximately $810,000 of cash and an accumulated deficit of approximately $12,423,000 as of September 30, 2025. Management believes that the Company will need to raise additional capital to continue to operate for the next 12 months from the date of the issuance of the consolidated financial statements. The failure of the Company to raise additional capital and achieve its business objectives could have a material adverse effect on the Company’s results of operations. These conditions, among other factors, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying consolidated financial statements include the valuation allowance on deferred tax assets and the estimated value of warrants issued for services.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, amounts held in escrow and all highly-liquid debt instruments with original maturities of three months or less. At September 30, 2025 and December 31, 2024, the Company did not have any cash equivalents.

Software in progress

The Company capitalizes internal-use software based on the guidance in Accounting Standards Codification (“ASC”) 350-40, Intangibles-Goodwill and Other-Internal-Use Software. The Company expenses costs during the preliminary project stage and capitalizes costs incurred during the application development stage until the software is substantially complete and ready for its intended use. Once the internal-use software is ready for its intended use, costs associated with training and routine maintenance are expensed as incurred. Significant enhancements and upgrades to the software are capitalized provided it is probable that these expenditures will result in additional functionality.

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and accounts payable, the carrying amounts approximate their fair value due to their short maturities.

ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology us one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity, and ASC Topic 815, Derivatives and Hedging. The Company has determined that the warrants issued with the common stock to date are freestanding financial instruments that are properly classified as equity.

Certain assets and liabilities are required to be recorded at fair value on a recurring basis, including the convertible notes payable recorded at fair value (Note 5). The convertible notes outstanding at September 30, 2025 are recorded at fair value, using Level 3 inputs.

At December 31, 2024, the Company did not identify any assets or liabilities required to be presented on the balance sheet at fair value.

Convertible Notes Payable

Fair Value Option (“FVO”) Election. The Company elected to account for the convertible notes issued, as described at Note 5 under the fair value option election pursuant to ASC 825, “Financial Instruments” (“ASC 825”), as discussed below. The election was made to simplify the accounting for the instrument by avoiding the requirement to separately account for the embedded conversion feature as a derivative or to bifurcate the instrument into debt and equity components under ASC 470-20, “Debt with Conversion and Other Options”. The convertible note accounted for under the FVO election is a debt host financial instrument. ASC 825 provides for the “fair value option” election, to the extent, to be afforded to in scope financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date fair value and then subsequently remeasured at fair value on a recurring basis at each reporting period date. The fair value adjustment, as required by ASC 825, is recognized as a component of other comprehensive income (“OCI”) with respect to the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, with the remaining amount of the fair value adjustment recognized as interest expense in the accompanying consolidated statements of operations. With respect to the note described at Note 5, as provided for by ASC 825, the estimated fair value adjustment is presented within the accompanying statement of operations, since the change in fair value of the convertible notes payable was not attributable to instrument specific credit risk.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company places its cash with high quality financial institutions and at times may exceed the Federal Deposit Insurance Corporation $250,000 insurance limit. The Company has not and does not anticipate incurring any losses related to this credit risk.

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Revenue and Deferred Revenue

The Company records revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, the Company assesses the promised goods or services in the contract and identifies each distinct promised good or service.

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified as distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company evaluates any noncash consideration, consideration payable to the customer, potential returns and refunds, and whether consideration contains a significant financing element in determining the transaction price.

Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service to its customer.

During 2025, the Company established a beta league for fantasy baseball utilizing its Dominus Sports product, which provides customers the opportunity to create and own a team with three different tier pricing options. Ownership fees paid provide the customer with ownership rights over a five-year period. Customers also have the ability to buy additional micro transactions, which provide various additional rights or improvements to their teams. Team ownership fees are generally recognized over the five-year ownership period and micro transactions are generally recognized as revenue when billed. As of September 30, 2025, the amount of deferred revenue from ownership fees was approximately $10,000. Revenue for the three and nine months ended September 30, 2025 from the beta league was immaterial.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS assumes that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Segments

The Company has one reportable segment, which is the development of esports. At September 30, 2025 and December 31, 2024, 97.7% and 85.4% of the Company’s consolidated total assets are located within the United States of America.

Recent Accounting Pronouncements

During 2023, the FASB issued ASU No. 2023-09, Income Taxes. ASU No. 2023-09 amends income tax disclosures to provide information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. The new guidance requires the entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company has adopted the provisions of ASU No. 2023-09 and the adoption did not have a material impact on the Company.

During 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, Segment Reporting (Topic 280). ASU No. 2023-07 was issued to improve the disclosures about a public entity’s reportable segments and requires more detailed information about a reportable segment’s expenses. The primary focus of ASU No. 2023-07 is enhanced disclosures about significant segment expenses. The guidance is applicable and effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company has adopted the provisions of ASU No. 2023-07 and the adoption did not have a material impact on the Company.

During November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The guidance requires public companies to disclose, in the notes to financial statements, specified information about certain costs and expenses at each interim and annual reporting period. This guidance is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company expects to adopt this guidance in its fiscal year beginning January 1, 2027. The Company is evaluating the potential impact of this guidance on its consolidated financial statement disclosures.

Note 3 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of:

	September 30, 2025	December 31, 2024
Accounts payable	$14,409	$56,463
Accrued consulting and professional fees	59,500	-
Other accrued expenses	2,321	2,000
Total	$76,230	$58,463

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Note 4 - Notes Payable

During 2025, the Company entered into several note payable agreements totaling $125,000. The principal and interest (at 6% per annum) will be due and payable in June 2026. Each holder of a note payable also received shares of common stock equal to the principal amount of the note payable divided by $0.25 upon issuance of the respective note payable. During the three and nine months ended September 30, 2025, there were 40,000 and 500,000 shares of common stock issued with the notes payable at a value of approximately $3,000 and $32,000, respectively. The value of the common stock issued was recorded as a debt discount on the notes payable and is amortized to interest expense over the term of the notes payable on a straight-line basis, which is not materially different from the effective interest method. The common shares issued contain certain time restrictions on when they can be sold by the recipient. Approximately $9,000 and $11,000 was amortized to interest expense during the three and nine months ended September 30, 2025.

Note 5 - Convertible Notes Payable

During August 2025, the Company issued convertible promissory notes (“August 2025 Convertible Notes”) in the total principal amount of $283,000, for total cash proceeds of $275,000. The August 2025 Convertible Notes bear interest at 10% per annum and have a maturity date of May 30, 2026. Any amount of principal or interest which is not paid when due shall bear interest at the rate of 22% per annum. In addition, the August 2025 Convertible Notes are convertible into the Company’s common stock beginning six (6) months after issuance at a conversion price equal to 65% multiplied by the Market Price. Market Price means the average of the three (3) lowest trading prices of the common stock during the fifteen (15) trading day period ending on the latest complete trading day prior to the conversion date. The August 2025 Convertible Notes may be prepaid by the Company at 120% beginning on the date of issuance until ninety (90) days following the issuance date and 125% beginning on the ninety first (91st) days following the issuance date and ending one hundred eighty (180) days following the issuance date.

During September 2025, the Company issued convertible promissory notes (“September Convertible Note A”) in the principal amount of $150,000, for total cash proceeds of $130,000. The September Convertible Note A bears interest at 6% per annum and has a maturity date of September 15, 2026. In addition, the Notes are convertible into the Company’s common stock beginning six (6) months after issuance at a conversion price equal to 65% multiplied by the Market Price. Market Price means the average of the three (30) lowest trading prices of the common stock during the fifteen (15) trading day period ending on the latest complete trading day prior to the conversion date. The Notes may be prepaid by the Company at 110% beginning on the date of issuance until 29 days following the issuance date; at 115% from 30 to 59 days following the issuance date; at 125% from 60-89 days following the issuance date; 130% from 90-119 days following the issuance date; 135% from 120-149 days from the issuance date; and 140% from 150-180 days following the issuance date. The Company has reserved 8,183,306 shares of common stock of the Company for issuance upon for conversion of the September 2025 Convertible Note A.

During September 2025, the Company issued a convertible promissory note (“September Convertible Note B”) in the principal amount of $165,000, for total cash proceeds of $146,500. The September Convertible Note B bears interest at 10% per annum and has a maturity date of September 8, 2026. Any principal or interest which is not paid when due shall bear interest at the rate of the lesser of (i) 22% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid. In addition, the September Convertible Note B is convertible into the Company’s common stock beginning six (6) months after issuance at a conversion price equal to 65% multiplied by the Market Price. Market Price means the average of the three (3) lowest trading prices of the common stock during the fifteen (15) trading day period ending on the latest complete trading day prior to the conversion date. The Notes may be prepaid by the Company at 97% beginning on the date of issuance until ninety (90) days following the issuance date; 98% from 91-150 days following the issuance date; and 99% from 151-180 days following the issuance date. The Company has reserved 8,078,035 shares of common stock of the Company for issuance upon for conversion of the September 2025 Convertible Note B.

The Company elected to utilize the FVO to account for the convertible notes payable. The change in fair value of the convertible notes payable at each balance sheet date, if any, is included recorded in the accompanying consolidated statement of operations. The fair value of the convertible notes payable is estimated using a discounted cash flow model incorporating an Option-Adjusted Spread methodology, which considers market interest rates, credit spreads, and the value of any embedded features.

As of September 30, 2025, the fair value of the convertible promissory notes was approximately $580,000, which reflects an increase of approximately $28,000 from the value at the date of issuance. This change in fair value is included in the accompanying consolidated statements of operations.

The convertible note does not contain any embedded derivatives that require separate accounting, as the entire instrument is measured at fair value under the FVO.

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Note 6 - Related Party Transactions

During the three and nine months ended September 30, 2025, the Company incurred expense of approximately $609,000 and $836,000, respectively, to certain stockholders for consulting services provided to the Company, which included payments to the Chief Executive Officer, Chief Operating Officer, Chief Marketing Officer, Chief of Staff and a board member. Included in the expense incurred, were shares of common stock issued during the three and nine months ended September 30, 2025 of 5,648,571 and 21,773,571 shares, respectively, valued at approximately $533,000 and $717,000, respectively, to various consultants for services provided.

During the three and nine months ended September 30, 2025 and 2024, the Company incurred a total of $8,000 and $20,000, and $22,500 and $82,500, respectively, for the quarterly board stipend payable to the Board of Directors for services provided. During the nine months ended September 30, 2025, the Company issued 1,600,000 shares of common stock valued at approximately $13,000 for payment of the board stipend.

During the three and nine months ended September 30, 2024, the Company paid a stockholder $42,000 and $78,000, respectively, for consulting services.

During May 2024, the Company repaid $62,000, which was loaned to the Company by the Company’s former Chief Executive Officer (“CEO”) and another stockholder.

Note 7 - Stockholders’ Equity

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of $0.0001 par value preferred stock. At September 30, 2025 and December 31, 2024, there were nil shares issued and outstanding.

Common Stock

The Company has authorized the issuance of 100,000,000 shares of $0.0001 par value common stock. At September 30, 2025 and December 31, 2024, there were 52,190,074 and 27,936,503 shares issued and outstanding.

During 2025, the Company issued 500,000 shares of common stock with warrants to purchase up to 500,000 shares of common stock (“2025 Warrants”) at an exercise price of $0.26 per share through a private stock offering. The total purchase price was $0.25 per share and warrant. The Company recorded the value of the common stock with warrants in common stock and additional-paid-in capital.

Warrants

At September 30, 2025, the Company had the following warrants outstanding:

	Outstanding	Ex Price	Exercisable	Ex Price
2021 Consultant Warrants	1,000,000	$1.00	1,000,000	$1.00
IPO Warrants	172,500	$6.60	172,500	$6.60
PIPE Warrants	1,886,793	$2.90	1,886,793	$2.90
Placement Agent Warrants	339,623	$2.92	339,623	$2.92
2025 Warrants	500,000	$0.26	500,000	$0.26
2023 Consultant Warrants	170,000	$3.00	170,000	$3.00
Total Warrants	4,068,916		4,068,916

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Note 8 - Commitments and Contingencies

Legal

From time to time, the Company may be involved in various litigation matters, which arise in the ordinary course of business. There is currently no litigation that management believes will have a material impact on the financial position of the Company.

During September 2025, the Company signed an agreement (“Investment Bank Agreement”) with a brokerage firm and investment bank (“Investment Bank”); in the event that the Investment Bank introduces the Company to one or more persons or entities which results in the completion of a (i) non-financing transactions, including without limitation, licensing agreement(s), joint venture(s), merger(s) and acquisition(s) (collectively referred to as a “non-financing transaction”) and/or (ii) financing transactions, including equity, debt or any combination thereof and a financing transaction to complete a non-financing transaction, the Company will be entitled to pay a success fee (the “Placement Success Fee”) equal to 8% on a S-3 retail takedown, an equity placement, a private investment in public equity (“PIPE”), or a convertible note, and 6% on each draw down of an Equity Line of Credit (“ELOC”) along with one 1% upfront commitment shares registered in the S-1 for the ELOC, and 4% for a debt deal/placement. The Placement Success Fee is due and payable to the Investment Bank immediately upon the closing of the placement and shall be disbursed directly to the Investment Bank simultaneously with the delivery of the proceeds of the placement to the Company.

The Investment Bank shall be entitled to receive from the Company a Placement Success Fee on any monies received from an Introduced Party (as defined in the Investment Bank Agreement) subsequent to the final closing of the placement (the Tail Fee”). The Tail Fee shall be payable in cash and shall be based upon whether the transaction was completed as an equity or debt financing. In the event that a placement is a combination equity/debt deal, then the placement shall be appropriately pro-rated between the two transactions. The tail is activated, and in effect for 12 months from the date of termination or expiration of this Investment Bank Agreement, or from the last funding tranche; whichever is the latter.

At the time of closing of a financing transaction during the term or the tail period, the Company also shall pay the Investment Bank equity in the form of common stock equal to 7% of the gross proceeds received.

As the Company has not completed any financing or non-financing transactions from the Investment Bank Agreement as of November 14, 2025, no expense has been recorded for the three and nine months ended September 30, 2025.

Note 9 - Selling, General and Administrative Expense

Selling, general and administrative costs are expensed as incurred and primarily include consultant costs in the U.S., public filing fees, travel expenses, and professional fees.

Note 10 - Net Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the periods. Fully diluted net loss per common share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of warrants that are computed using the treasury stock method.

At September 30, 2025 and December 31, 2024, there were 4,068,916 warrants outstanding. Due to the net loss incurred potentially dilutive instruments would be anti-dilutive. Accordingly, diluted net loss per share is the same as basic net loss per share for all periods presented.

MOBILE GLOBAL ESPORTS INC.

NOTES TO FINANCIAL STATEMENTS

For the Three and Nine Months Ended September 30, 2025 and 2024 (unaudited)

Note 11 - Discontinued Operations

In a strategic shift to focus on its flagship product, Dominus Sports, the Company decided to discontinue operations at its India subsidiary, MOGO Pvt Ltd. Because the Company will no longer work with universities to promote and establish sports leagues on college campuses, the Company has determined that the disposal of this subsidiary qualifies for reporting as a discontinued operation.

The current assets held for sale as of September 30, 2025 consist of prepaid expenses. The current assets held for sale as of December 31, 2024 consist of $91,485 of cash and $51,293 of prepaid expenses. The long-term assets held for sale as of December 31, 2024 consist of other long-term assets. The current liabilities held for sale as of December 31, 2024 consist of accounts payable and accrued expenses.

During the three and nine months ended September 30, 2025, there was approximately nil and $1,600 of revenue from discontinued operations, respectively. During the three and nine months ended September 30, 2024, there was approximately $1,600 of revenue from discontinued operations. During the three and nine months ended September 30, 2025, there was approximately $51,000 and $124,000 of general and administrative expenses from discontinued operations, respectively. During the three and nine months ended September 30, 2024, there was approximately $201,000 and $498,000 of general and administrative expenses from discontinued operations, respectively. Additionally, during the three and nine months ended September 30, 2025, there was approximately nil and $13,000 of gain on sale of property and equipment, resulting from the discontinuing of operations.

During the nine months ended September 30, 2025, there was approximately $91,100 of net cash used in operating activities for discontinued operations. During the nine months ended September 30, 2024, there was approximately $409,000 of net cash used in operating activities for discontinued operations and approximately $65,600 of net cash used in investing activities for discontinued operations.

Note 12 - Subsequent Events

During October 2025, the Company entered into an asset purchase agreement (the “APA”) with Reality Sports Online, Inc. (the “Seller”). Pursuant to the APA, the Seller agreed to sell, and the Company agreed to purchase a technology platform, intellectual property, and other related assets associated with the Seller’s business (the “Purchased Assets”).

In consideration for the Purchased Assets, the Company has agreed to pay $205,000 to the Seller and issue to the Seller, 5,300,000 shares of its common stock, par value $0.0001 per share (the “Shares”). The APA contains certain representations, warranties and covenants of the parties that are customary for agreements of its type. In addition, the Seller has agreed to indemnify the Company for any inaccuracy in or breach of the APA, any unpaid indebtedness or transaction expenses of the Seller at or prior to closing, and certain third-party claims, in each case subject to the Indemnification Deductible and Liability Cap (as defined in the APA). The closing is subject to the satisfaction or waiver of certain conditions set forth in the APA, which were satisfied and the transaction closed in November 2025.

Management has evaluated events that occurred subsequent to the end of the reporting period and there are no other subsequent events to report.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Mobile Global Esports Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Mobile Global Esports Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2024, and 2023, the related consolidated statements of operations, stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2024, and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and December 31, 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s ability to continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit of approximately $10,643,000 and $8,323,000 as of December 31, 2024, and December 31, 2023, respectively and the Company has incurred operating losses to date and expects to incur operating losses for the foreseeable future. Further, the Company may be unable to generate significant revenue within the next year or generate sufficient cash flows to continue its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to those matters are also described in the Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters communicated or required to be communicated to the audit committee

Mercurius & Associates LLP

We have served as the Company’s auditor since 2021.

New Delhi, India

Date: March 31, 2025

MOBILE GLOBAL ESPORTS INC.

Consolidated Balance Sheets

As of December 31, 2024 and 2023

		December 31,	December 31,
	Note	2024	2023

Assets
Current assets:
Cash		$928,619	$3,174,703
Prepaid expenses and other current assets		137,094	93,127
Total current assets		1,065,713	3,267,830
Property and equipment, net	4	-	29,632
Operating lease right of use asset	6	-	103,812
Other long-term assets		15,606	20,070
Total assets		$1,081,319	$3,421,344

Liabilities
Current liabilities:
Accounts payable and accrued expenses	7	$82,078	$152,423
Operating lease liabilities, current	6	-	54,509
Note payable	9	-	65,040
Total current liabilities		82,078	271,972
Operating lease liabilities, long term	6	-	52,166
Total liabilities		82,078	324,138
Commitments and contingencies	12
Stockholders’ equity	10
Preferred stock; $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding		-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 27,936,503 and 21,191,593 shares issued and outstanding		2,793	2,119
Additional paid-in capital		11,660,365	11,427,419
Accumulated deficit		(10,642,727)	(8,322,769)
Accumulated other comprehensive income (loss)		(6,322)	(3,032)

Total stockholders’ equity - Mobile Global Esports Inc.		1,014,109	3,103,737
Non-controlling interest		(14,868)	(6,531)
Total stockholders’ equity		999,241	3,097,206
Total liabilities and stockholders’ equity		$1,081,319	$3,421,344

The accompanying footnotes are an integral part of these consolidated financial statements.

MOBILE GLOBAL ESPORTS INC.

Consolidated Statements of Operations

For the years ended December 31, 2024 and 2023

		Year Ended	Year Ended
	Note	December 31, 2024	December 31, 2023

Revenue	2	$25,409	$4,962

Operating expenses:
General and administrative expenses	13	2,272,929	4,320,090
Sales and marketing expenses	14	-	673,068
Impairment expense	4,5	79,566	1,817,739
Total operating expenses		2,352,495	6,810,897

Loss from operations		(2,327,086)	(6,805,935)

Interest income		199	28,656
Interest expense		(1,408)	(1,977)

Net loss before income taxes		(2,328,295)	(6,779,256)

Income tax expense	11	-	-

Net loss		$(2,328,295)	$(6,779,256)

Net loss - non-controlling interest		$(8,337)	$(5,875)
Net loss attributable to Mobile Global Esports Inc.		$(2,319,958)	$(6,773,381)

Net loss per share attributable to common stockholders, basic and diluted		$(0.11)	$(0.32)

Weighted average common shares outstanding, basic and diluted		21,568,233	21,009,374

Comprehensive loss:
Net loss		(2,328,295)	(6,779,256)
Unrealized loss on foreign currency translation		(3,290)	(4,431)

Total comprehensive loss		$(2,331,585)	$(6,783,687)
Comprehensive loss attributable to non-controlling interest		(8,337)	(5,875)
Comprehensive loss - Mobile Global Esports Inc.		(2,323,248)	(6,777,812)

The accompanying footnotes are an integral part of these consolidated financial statements.

MOBILE GLOBAL ESPORTS INC.

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2024 and 2023

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Non-controlling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income (Loss)	Interest	Equity
Balance, December 31, 2022	20,421,593	$2,042	$10,557,136	$(1,549,388)	$1,399	$(656)	$9,010,533

Issuance of common stock for services	770,000	77	593,363	-	-	-	593,440

Fair value of warrants issued for services	-	-	276,920	-	-	-	276,920

Other comprehensive loss	-	-	-	-	(4,431)	-	(4,431)

Net loss	-	-	-	(6,773,381)	-	(5,875)	(6,779,256)

Balance, December 31, 2023	21,191,593	2,119	11,427,419	(8,322,769)	(3,032)	(6,531)	3,097,206

Fair value of warrants issued for services	-	-	185,920	-	-	-	185,920

Issuance of common stock for services	6,744,910	674	47,026	-	-	-	47,700

Other comprehensive loss	-	-	-	-	(3,290)	-	(3,290)

Net loss	-	-	-	(2,319,958)	-	(8,337)	(2,328,295)

Balance, December 31, 2024	27,936,503	$2,793	$11,660,365	$(10,642,727)	$(6,322)	$(14,868)	$999,241

The accompanying footnotes are an integral part of these consolidated financial statements.

MOBILE GLOBAL ESPORTS INC.

Consolidated Statements of Cash Flows

For the years ended December 31, 2024 and 2023

	Year Ended
	December 31, 2024	December 31, 2023

Cash flows from operating activities
Net loss	$(2,328,295)	$(6,779,256)
Adjustments to reconcile net loss to net cash provided (used) in operating activities:
Depreciation	17,206	5,674
Write-off of note receivable	-	70,000
Impairment expense	79,566	1,817,739
Fair value of warrants issued for services	185,920	276,920
Common stock issued for services	47,700	362,440
Amortization of right of use assets	40,647	46,173
Changes in operating assets and liabilities:
Prepaid expenses	(40,588)	149,502
Other current assets	-	480,000
Other assets	3,780	(12,557)
Accounts payable and accrued expenses	(69,487)	71,375
Related party payable	-	(17,820)
Operating lease liabilities	(43,462)	(43,926)

Net cash used in operating activities	(2,107,013)	(3,573,736)

Cash flows from investing activities

Advances to suppliers for software	-	(560,593)
Issuance of note receivable	-	(70,000)
Payments for property and equipment	(67,624)	(19,484)

Net cash used in investing activities	(67,624)	(650,077)
Cash flows from financing activities
Repayment of note payable	(65,040)	(160,558)

Net cash provided by (used in) financing activities	(65,040)	(160,558)

Effect of exchange rate changes on cash	(6,407)	(600)

Net decrease in cash	(2,246,084)	(4,384,971)

Cash as of beginning of year	3,174,703	7,559,674

Cash as of end of year	$928,619	$3,174,703

Supplemental disclosure of cash flow information

Cash paid for interest	$1,408	$1,977

Supplemental disclosure of non-cash investing and financing activity

Stock issued for advances to suppliers	$-	$231,000

Right of use assets obtained on operating lease commencement	$24,503	$94,841

Note payable issued for prepaid insurance policy	$-	$133,291

The accompanying footnotes are an integral part of these consolidated financial statements.

Note 1 - Organization and Basis of Presentation

Organization

Mobile Global Esports Inc. (“MOGO Inc”) was incorporated on March 11, 2021 under the laws of the State of Delaware. The Company was originally named Elite Esports, Inc. but changed its name to Mobile Global Esports Inc. on April 21, 2021. MOGO Inc has been assigned certain limited rights to commercialize university esports events for 92 universities in India. The unique advantage of esports is that the events can be virtual, and virtual events bypass any Covid-19 restrictions on in-person events.

During July 2022, MOGO Esports Private Limited (“MOGO Pvt Ltd”) was established and incorporated in India by certain shareholders of MOGO Inc. During November 2022, MOGO Inc acquired approximately 99% of MOGO Pvt Ltd. MOGO Pvt Ltd comprised approximately 14.6% and 5.4% of the Company’s total assets as of December 31, 2024 and 2023 and 29.8% and 7.2% of the Company’s net loss for 2024 and 2023, respectively.

Basis of Presentation

The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of MOGO Inc and its majority owned subsidiary, MOGO Pvt Ltd (collectively, the “Company”). MOGO Inc owns a 99% controlling interest in MOGO Pvt Ltd. The value of the non-controlling interest in MOGO Pvt Ltd is immaterial.

The functional currency of MOGO Pvt Ltd is the Indian Rupee (“INR”). The assets and liabilities of MOGO Pvt Ltd are translated to United States Dollars (“USD”) at period end exchange rates, while statements of operations accounts are translated at the average exchange rate during the period. The effects of foreign currency translation adjustments are included in other comprehensive loss, which is a component of accumulated other comprehensive loss in stockholders’ equity. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity and Going Concern

The Company’s operations are subject to certain risks and uncertainties, including, among others, the Company’s need for additional financing, the ability to attract mobile esports users and viewers to the Company’s offerings, the challenges of establishing a business in India, and reliance on key members of management.

The accompanying financial statements have been prepared on the basis that assumes that the Company will continue as a going concern,   which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history, has incurred operating losses to date, and expects to incur operating losses for the foreseeable future. In addition, the Company has had significant management turnover in the past year and has significantly decreased its operational activity in India, which could negatively impact the Company’s ability to achieve its strategic direction. Furthermore, the Company may be unable to generate significant revenue within the next year or generate sufficient cash flows to continue its operations. The Company has a new Chief Executive Officer and is working with other consultants and its board of directors to operate the Company. Management believes the current team has the necessary experience to achieve its goals.

The Company has approximately $929,000 of cash as and an accumulated deficit of approximately $10,643,000 as of December 31, 2024. Management believes that the Company will need to raise additional capital to continue to operate for the next 12 months from the date of the issuance of the consolidated financial statements. The failure of the Company to raise additional capital and achieve its business objectives could have a material adverse effect on the Company’s results of operations. These conditions, among other factors, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying consolidated financial statements include the valuation allowance on deferred tax assets and the estimated value of warrants issued for services.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, amounts held in escrow and all highly-liquid debt instruments with original maturities of three months or less. As December 31, 2024 and 2023, the Company did not have any cash equivalents.

Property and Equipment

Property and equipment, net, is stated at cost and consists of furniture and fixtures and office and computer equipment. Depreciation is computed over the estimated useful lives of the assets, generally three to ten years, using the straight-line method. Expenditures for maintenance and repairs are charged to operations; major expenditures for renewals and betterments are capitalized and depreciated over their useful lives. Leasehold improvements are amortized over the lesser of the asset life or the life of the lease.

Leases

The Company leases office space in India under lease arrangements through MOGO Pvt Ltd. The Company applies the accounting guidance in Accounting Standards Codification (“ASC”) 842, Leases. As such, the Company assesses all arrangements, that convey the right to control the use of property and equipment, at inception, to determine if it is, or contains, a lease based on the unique facts and circumstances present in that arrangement. For those leases identified, the Company determines the lease classification, recognition, and measurement at the lease commencement date.

Note 2 – Summary of Significant Accounting Policies (continued)

Fixed lease payments on operating leases are recognized over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are expensed as incurred. Fixed and variable lease expense on operating leases is recognized within operating expenses within the accompanying consolidated statements of operations and comprehensive loss.

The interest rate implicit in the Company’s lease contracts is typically not readily determinable and as such, the Company uses its incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.

Long-Lived Assets

The Company reviews long-lived assets for realizability on an ongoing basis. Changes in depreciation and amortization, generally accelerated depreciation and variable amortization, are determined and recorded when estimates of the remaining useful lives or residual values of long-term assets change. The Company also reviews for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. In those circumstances, the Company performs undiscounted operating cash flow analyses to determine if an impairment exists. When testing for asset impairment, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable. Any impairment loss is calculated as the excess of the asset’s carrying value over its estimated fair value. Fair value is estimated based on the discounted cash flows for the asset group over the remaining useful life or based on the expected cash proceeds for the asset less costs of disposal. Any impairment losses would be recorded in the consolidated statements of operations. During 2024, the Company recorded an impairment loss of approximately $80,000. See Note 4. During 2023, the Company recorded an impairment loss of approximately $1,818,000. See Note 5.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash, notes receivable, accounts payable and accrued expenses, and note payable, the carrying amounts approximate their fair values due to their short maturities.

ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology us one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC Topic 480, Distinguishing Liabilities from Equity, and ASC Topic 815, Derivatives and Hedging. The Company has determined that the warrants issued to date are freestanding financial instruments that are properly classified as equity.

Note 2 – Summary of Significant Accounting Policies (continued)

At December 31, 2024 and 2023, the Company did not identify any assets or liabilities required to be presented on the balance sheet at fair value.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company places its cash with high quality financial institutions and at times may exceed the Federal Deposit Insurance Corporation $250,000 insurance limit. The Company has not and does not anticipate incurring any losses related to this credit risk.

Revenue

The Company records revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, the Company assesses the promised goods or services in the contract and identifies each distinct promised good or service.

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified as distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company evaluates any noncash consideration, consideration payable to the customer, potential returns and refunds, and whether consideration contains a significant financing element in determining the transaction price.

Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service to its customer.

During 2024, the Company received approximately $25,000 of revenue from prize money earned from teams that it sponsored for certain Esports competitions.

Note 2 – Summary of Significant Accounting Policies (continued)

During 2023, the Company entered into certain agreements with DDN Producciones Sociedad Anonima (“DDN”) related to the production and sponsorship of a certain esports event that occurred during 2023 in Costa Rica. The Company agreed to pay $100,000 for sponsorship of the event and collaborated with DDN to help produce the event. The Company and DDN agreed to a revenue sharing arrangement for the event and the Company received revenue of approximately $5,000 from this event. The Company does not expect to receive any further revenue from this event.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS assumes that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Segments

The Company has one reportable segment, which is the development of esports. At December 31, 2024 and 2023, 85.4% and 94.6% of the Company’s consolidated total assets are located within the United States of America.

Recent Accounting Pronouncements

During 2023, the Company adopted Accounting Standards Update (“ASU”) No. 2016-13 (“ASU 2016-13”), Financial Instruments-Credit Losses. ASU 2016-13 requires organizations to measure all expected credit losses for instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This guidance is applicable for the Company’s note receivable. However, the adoption of ASU 2016-13 did not have a material impact to the Company’s valuation of its note receivable.

During November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, Segment Reporting (Topic 280). ASU No. 2023-07 was issued to improve the disclosures about a public entity’s reportable segments and requires more detailed information about a reportable segment’s expenses. The primary focus of ASU No. 2023-07 is enhanced disclosures about significant segment expenses. The guidance is applicable and effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company has adopted the provisions of ASU No. 2023-07 for the fiscal year ended December 31, 2024 and the adoption did not have a material impact on the Company.

During 2023, the FASB issued ASU No. 2023-09, Income Taxes. ASU No. 2023-09 amends income tax disclosures to provide information to better asses how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. The new guidance requires the entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. The Company is currently assessing the impact ASU 2023-09 will have on its income tax disclosures.

Note 2 – Summary of Significant Accounting Policies (continued)

During December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands annual disclosures in an entity’s income tax rate reconciliation table and requires annual disclosures regarding cash taxes paid both in the U.S. (federal, state and local) and foreign jurisdictions. The amendments in this ASU are effective for annual periods beginning after December 31, 2024, although early adoption is permitted. The Company is evaluating the potential impact of this guidance on its consolidated financial statement disclosures.

During November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The guidance requires public companies to disclose, in the notes to financial statements, specified information about certain costs and expenses at each interim and annual reporting period. This guidance is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company expects to adopt this guidance in its fiscal year beginning January 1, 2027. The Company is evaluating the potential impact of this guidance on its consolidated financial statement disclosures

Note 3 – Note Receivable

The Company entered into certain agreements with Elite 4 Conferences (“E4C”) related to the production and sponsorship of certain conference championship events that occurred during 2023 in India (“2023 Championship”). The Company agreed to pay $30,000 for sponsorship of the events and collaborated with E4C to help produce the esports segment of the events. The Company and E4C agreed to a revenue sharing arrangement for the events, however, there was no significant revenue generated from the events and the Company did not receive any revenue from the events.

As part of the collaboration with E4C, the Company provided E4C with a loan of $70,000 to help fund the events. The loan bears interest at a rate of 6% per annum and is payable as follows; (i) through revenue generated from the events, if applicable, (ii) from proceeds received by E4C in the future from any financing of $1,000,000 or more, if applicable, and (iii) by the maturity date of April 3, 2024 for any amounts still outstanding as of that date. At December 31, 2023, E4C had not made any payments on the note receivable. Management evaluated the collectability of this note and determined that it was probable that these funds would not be collectable. As such, management wrote-down the note to nil and recorded the $70,000 as sales and marketing expenses as these funds were utilized for the 2023 Championship.

Note 4 – Property and Equipment

Property and equipment consisted of the following as of:

	December 31, 2024	December 31, 2023
Furniture and fixtures	16,715	13,967
Office and computer equipment	83,408	21,413
Accumulated depreciation and impairment	(100,123)	(5,748)
Property and equipment, net	-	29,632

Depreciation expense was approximately $17,200 and $5,700 for 2024 and 2023, respectively. During 2024, the Company terminated its operating leases and has significantly reduced its operations in India. As a result, management has determined that the Company’s property and equipment, which is located exclusively in India, is impaired. Therefore, property and equipment has been written down to its estimated realizable value and an impairment charge of approximately $80,000 has been recorded for 2024.

Note 5 – Advances to Suppliers and Impairment

During 2023 and 2022, the Company made payments for the creation of a software platform (“Platform”) and mobile application (“App”), which had not been placed in service as of December 31, 2023. At December 31, 2023, the Company had discontinued the development of both the Platform and the App and does not currently expect to receive any benefit from the costs incurred to develop these products. Therefore, during 2023 the Company has recorded an impairment charge for the entire amount of costs incurred for these products, which was approximately $1,818,000.

Note 6 – Leases

The Company had various leases in India that were classified as operating leases. The Company’s leases had terms that varied from 22 to 36 months. The Company used its expected incremental borrowing rate of 10.0% in determining the value of the right-of-use asset and lease liability associated with these leases. During December 2024, the Company exercised its termination rights under the leases and made final total payments of approximately $28,000 to terminate these leases. The total cash paid for operating leases (including termination payments) for 2024 and 2023 was approximately $103,000 and $46,000 and the operating lease cost recorded in the Consolidated Statements of Operations and Comprehensive Loss approximated $105,000 and $49,000, respectively. As of December 31, 2024, the Company has no operating leases in use and there are no future operating lease payments.

Note 7 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of:

	December 31, 2024	December 31, 2023
Accounts payable	$69,188	$94,397
Other accrued expenses	12,890	58,026
Total	$82,078	$152,423

Note 8 – Related Party Transactions

During 2024 and 2023, the Company’s Board of Directors earned a total board stipend of approximately $145,000 and $96,000, respectively. During 2024 and 2023, the Company paid the Board Chairman $96,000 and $10,000 for additional consulting services provided.

During 2023, the Company paid $30,000 to a company for planning and consulting services. The Company’s former Chief Executive Officer was a board member of this company until June 2023.

Note 9 – Note Payable

During August 2023, the Company entered into an agreement with a financing institution for payment of certain of the Company’s insurance policies. The financing agreement was payable over a ten-month period ending May 2024 with monthly payments of principal and interest (8.75%) totaling $13,294 per month. At December 31, 2023, approximately $65,000 of principal is outstanding under this agreement, and $93,000 is recorded in prepaid expenses.

Note 10 - Stockholders’ Equity

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of $0.0001 par value preferred stock. At December 31, 2024 and 2023, there were nil shares issued and outstanding.

Common Stock

The Company has authorized the issuance of 100,000,000 shares of $0.0001 par value common stock. At December 31, 2024 and 2023, there were 27,936,503   and 21,191,593 shares issued and outstanding, respectively.

During 2024, the Company issued 6,744,910 shares of common stock to consultants and board members for total fair value of approximately $48,000. During 2023, the Company issued 350,000 and 420,000 shares of common stock to consultants and a supplier for total fair value of approximately $362,000 and $231,000, respectively. The 420,000 shares of common stock were recorded as part of the Advances to Suppliers as of December 31, 2023.

Warrants

During 2023, the Company issued warrants (“2023 Consultant Warrants”) to purchase up to 170,000 shares of the Company’s common stock in exchange for the provision of services. The 2023 Consultant Warrants have an exercise price of $3.00 per share, expire 6 years from the date of issuance, with 25% vested in the first quarter of 2023 and the remaining shares vested quarterly through December 31, 2023.

The Company utilized the Black-Scholes option-pricing model to value the warrants issued and the estimated fair value of the 2023 Consultant Warrants was $91,000, which was recognized as expense in 2023.

The following table summarizes the assumptions used for estimating the fair value of the 2023 Consultant Warrants issued:

Expected dividend yield	-
Risk-free interest rate	3.99%
Expected volatility	100%
Expected life (years)	6

During 2021, the Company granted 2021 Consultant Warrants to three individuals (“Consultants”) that are advising the Company on developing, establishing, operating, commercializing, marketing, promoting, and expanding the Company’s esports business with an aim to commercialize esports tournaments, esports sponsorships, esports advertising revenues, esports merchandise revenues, esports broadcast revenues, esports video revenues, esports game development and marketing and distribution revenues, and all other manner of esports revenue streams for the benefit of the Company. The Consultant Warrants have an exercise price of $1.00 share and expire in five years with 250,000 of these warrants vested immediately and the balance of 750,000 warrants having provisions making the vesting contingent on the Consultants’ performance in meeting goals and milestones set quarterly by the Company. Specifically, the Company will consult with the Consultants and reach agreement on the Consultants’ goals and milestones at the beginning of each calendar quarter. Out of the 750,000 unvested warrants, 62,500 warrants vest at the end of each quarter, beginning with the quarter ended March 31, 2022, provided in the Company’s judgement the Consultants have made satisfactory progress over the course of the quarter in meeting set goals and milestones. At December 31, 2024, all of these warrants were vested.

In conjunction with the Company’s initial public offering (“IPO”) in July 2022, the Company issued warrants (“IPO Warrants”) to purchase up to 172,500 shares of common stock to the underwriters of the IPO.  These IPO Warrants have an exercise price of $6.60 per share, expire 5 years from the date of issuance, and are fully exercisable six months after their issuance. The estimated fair value of the IPO Warrants approximated $474,000. The IPO Warrants are recorded as stock issuance costs but the net impact to the Company’s equity from the issuance of these warrants is nil since these warrants are classified as equity.

Note 10 - Stockholders’ Equity (continued)

In conjunction with a financing in September 2022, the Company issued 1,886,793 PIPE Warrants to investors with an exercise price of $2.90 per share, which expire 5 years from the date of issuance, and are fully exercisable upon issuance. The estimated fair value of the PIPE Warrants approximated $2,093,000. Additionally, 339,623 warrants (“Placement Agent Warrants”) were issued to the placement agent as a part of their fee. The Placement Agent warrants have an exercise price of $2.915 per share, expire 5 years from the date of issuance, and are fully exercisable upon issuance. The estimated fair value of the Placement Agent Warrants approximated $516,000. The Placement Agent Warrants are recorded as stock issuance costs but the net impact to the Company’s equity from the issuance of these warrants is nil since these warrants are classified as equity.

The PIPE Warrants and Placement Agent Warrants also include certain anti-dilution adjustments and potential adjustments upon the occurrence of certain change of control transactions.

The fair value of the 2023 Consultant Warrants and 2021 Consultant Warrants are being amortized to expense over their vesting period. The Company recorded total expense of approximately $186,000 and $277,000 during 2024 and 2023, respectively. At December 31, 2024, there was no unamortized warrant expense and all warrants were fully vested.

At December 31, 2024, the Company had the following warrants outstanding:

	Outstanding	Ex Price	Exercisable	Ex Price
2021 Consultant Warrants	1,000,000	$1.00	1,000,000	$1.00
IPO Warrants	172,500	$6.60	172,500	$6.60
PIPE Warrants	1,886,793	$2.90	1,886,793	$2.90
Placement Agent Warrants	339,623	$2.92	339,623	$2.92
2023 Consultant Warrants	170,000	$3.00	170,000	$3.00
Total Warrants	3,568,916		3,568,916

Note 11 – Income Taxes

Significant components of the Company’s noncurrent deferred tax assets and liabilities as of December 31, consist of the following:

	2024	2023

Deferred tax assets:
Net operating loss carryforwards	$1,876,000	$1,623,000
Capitalzed software – IRC 174	320,000	441,000
Other assets	-	10,000
Valuation allowance	(2,190,000)	(2,074,000)

Total deferred tax assets, noncurrent	6,000	-

Deferred tax liabilities:
Other	6,000	-

Total deferred tax liabilities, noncurrent	6,000	-

Total net deferred tax assets and liabilities	$-	$-

Deferred income taxes are provided based on the provisions of ASC Topic 740, “Accounting for Income Taxes”, to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Note 11 – Income Taxes (continued)

Income taxes computed at the statutory federal income tax rate of 21% are reconciled to the provision for income taxes as follows:

	2024		2023
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings

Income tax benefit at statutory rate	$(489,000)	21.0%	$(1,424,000)	21.0%
State income taxes, net of federal benefit	-	0.0%	(336,000)	5.0%
Nondeductible expenses	39,000	(1.7)%	73,000	(1.1)%
Foreign rate differential	(35,000)	1.5%	(25,000)	0.3%
Other	-	0.0%	(52,000)	0.8%
Prior period deferred tax true up	278,000	(11.9)%	-	0.0%
Change in state tax rate	91,000	(3.9)%	-	0.0%
Change in valuation allowance	$116,000	(5.0)%	$1,764,000	(26.0)%

Provision for income tax benefit	$-	0.0%	$-	0.0%

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

At December 31, 2024 and 2023, the Company has provided a full valuation allowance against its net deferred assets in the U.S and India tax jurisdictions, since realization of these benefits is not more likely than not. The valuation allowance increased approximately $116,000 from the prior year. At December 31, 2024, the Company had U.S. federal net operating loss carryforwards of approximately $7,068,000, which will carry forward indefinitely. At December 31, 2024, the Company had U.S. state net operating loss carryforwards of approximately $1,174,000, which will begin to expire in 2041 and the Company had foreign net operating loss carryforwards of approximately $1,239,000, which will begin to expire in 2030.

The Company had no unrecognized tax benefits as of December 31, 2024 and 2023. The Company does not anticipate a significant change in total unrecognized tax benefits within the next 12 months. Tax years 2021 to 2023 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 12 – Commitments and Contingencies

Legal

From time to time, the Company may be involved in various litigation matters, which arise in the ordinary course of business.  There is currently no litigation that management believes will have a material impact on the financial position of the Company.

Advances to Suppliers

The Company entered into a commitment with a supplier for the development of an Esports Platform for total cost of $1,200,000. At December 31, 2023, the Company had paid the supplier 100% of the commitment amount plus an additional amount approximating $74,000. At December 31, 2023, the Company had discontinued the development of the Esports Platform and does not currently expect to receive any benefit from the costs incurred to develop this product. Therefore, the Company recorded an impairment charge in 2023 of approximately $1,274,000 for the costs incurred for the Esports Platform.

During May 2023, the Company entered into an agreement with a supplier to acquire the intellectual property for an App under development. At December 31, 2023, the Company had paid the supplier approximately $313,000 in cash toward the purchase of the App and issued the supplier 400,000 shares of the Company’s common stock at total value of $231,000. The Company was committed to pay the supplier an additional amount totaling $200,000 upon the achievement of certain technological milestones related to the development of the App. However, the Company has cancelled the agreement after determining that sufficient progress had not been made by the developer and does not currently expect to receive any benefit from the costs incurred to develop this product. Therefore, the Company recorded an impairment charge in 2023 of approximately $544,000 for the costs incurred for the App.

Other Commitments

In April 2024, the Company paid its former Chief of Staff $67,500 for the balance owed on his employment contract. As of September 30, 2024, there are no further commitments or amounts owed to the Chief of Staff.

Note 13 – General and Administrative Expense

General and administrative costs are expensed as incurred and primarily include personnel costs in the U.S. and India, public filing fees, travel expenses, contractor fees, and professional fees.

Note 14 – Sales and Marketing Expense

Sales and marketing costs are expensed as incurred and include expenses associated with Esport events sponsored by the Company, including the MOGO National Championship 2.0, which occurred in September 2023. The Company expenses advertising costs as incurred. Advertising expense consists primarily of event sponsorships and social media advertising and totaled approximately $673,000 for 2023. Advertising expense was nil for 2024.

Note 15 – Net Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the periods. Fully diluted net loss per common share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of warrants that are computed using the treasury stock method.

At December 31, 2024 and 2023, there were 3,568,916 warrants outstanding. Due to the net loss incurred potentially dilutive instruments would be anti-dilutive. Accordingly, diluted net loss per share is the same as basic net loss per share for all periods presented.

Note 16 – Subsequent Events

During January and February 2025, the Company issued 16,225,000 shares of common stock to various consultants, executive officers and board members at a total fair value of approximately $116,000.

Management has evaluated the subsequent events for disclosure in these consolidated financial statements through March 31, 2025, the date these consolidated financial statements were available for issuance, and determined that no other events have occurred that would require adjustment to or disclosure in these consolidated financial statements.

PROSPECTUS

Mobile Global Esports, Inc.

Up to 100,000,000 shares of Common Stock

February 20, 2026